UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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RUTHS HOSPITALITY GROUP, INC

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Notice Of Annual Meeting of Shareholders

When

Tuesday, June 16, 2020

1:00 P.M. – Eastern Time

Where

Ruth’s Chris Steak House

610 North Orlando Avenue

Highway 17 - 92

Winter Park, Florida 32789

How to vote

In Person:

Shareholders with evidence of stock ownership may attend and vote at the annual meeting.

Via the Internet:

www.proxyvote.com

By Mail:

Complete, sign and mail the enclosed proxy card

By Telephone (Toll Free):

1-800-690-6903

IMPORTANT NOTE:

As part of our contingency planning regarding COVID-19, we are preparing for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance through a public filing with the Securities and Exchange Commission, and details will be available at www.rhgi.com, that we invite shareholders to monitor regularly.

April 24, 2020

To our Shareholders:

On behalf of the Board of Directors of Ruth’s Hospitality Group, Inc., you are cordially invited to attend our 2020 Annual Meeting of Shareholders.

Voting Matters	Board Recommendation	Page
Proposal 1: To elect as directors the nominees named in the accompanying proxy statement	✓ FOR each director nominee	7

Proposal 2: To act on an advisory vote on executive compensation as disclosed in the accompanying proxy statement	✓ FOR	22

Proposal 3: To ratify the appointment of our independent registered public accounting firm	✓ FOR	45

We will also act upon any other matters properly brought before the annual meeting.

Shareholders of record at the close of business on April 17, 2020, are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the accompanying proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record holder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

By order of the Board of Directors, Alice G. Givens Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, JUNE 16, 2020

This proxy statement and our 2019 Annual Report to Shareholders are available at www.proxyvote.com

PROXY STATEMENT

The Board of Directors of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) is soliciting proxies from its shareholders to be used at the annual meeting of shareholders to be held on Tuesday, June 16, 2020, beginning at 1:00 P.M., at Ruth’s Chris Steak House, 610 North Orlando Avenue, Highway 17-92, Winter Park, Florida 32789, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, accompanying form of proxy and the Company’s annual report are first being sent to shareholders on or about April 24, 2020.

PROXY SUMMARY

This summary highlights information collected elsewhere in this proxy statement or in our corporate governance documents published on our website: www.rhgi.com. This summary does not contain all of the information you should consider. We encourage you to read this proxy statement in its entirety before voting.

Company Overview

Ruth’s Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

At the time we are filing this proxy statement, the Company is in the midst of navigating the unprecedented impact of the novel coronavirus (“COVID-19”). The health and safety of our team members and guests remains our first priority. We have been following the guidance of the Centers for Disease Control and Prevention and our local health departments and will continue to do so through this evolving situation. Our Company has a 55-year history of rising to the occasion during challenging times. Our management team and Board of Directors have taken significant measures to enhance our financial flexibility and begin planning for recovery. We will continue to manage through the impacts of this pandemic on our business, financial results, employees, and shareholders.

PROPOSAL 1 ELECTION OF DIRECTORS	• For further information, please see page 7.
✓ Your Board of Directors recommends a vote FOR each of the Director nominees

Director Nominees

Our Board of Directors (the “Board”) recommends that you vote “for” all of the director nominees listed below. Set forth below is summary information about each director nominee, with more detailed information about the qualifications and experience of each director nominee contained under Proposal 1 – Election of Directors beginning on page 7 of this proxy statement.

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			Committee Membership
Nominee and Principal Occupation	Age	Director Since	A	C	NG
Michael P. O’Donnell Executive Chairman of Ruth’s Hospitality Group, Inc.	64	2008

Robin P. Selati Senior Advisor of Madison Dearborn Partners, LLC	54	1999			○

Giannella Alvarez Former Chief Executive Officer of Beanitos, Inc.	60	2016	○		○

Mary L. Baglivo Chief Executive Officer of The Baglivo Group	62	2017		○	○

Carla R. Cooper Former President & Chief Executive Officer of Daymon Worldwide	68	2003		○

Cheryl J. Henry President & Chief Executive Officer of Ruth’s Hospitality Group, Inc.	46	2018

Stephen M. King Former Chief Executive Officer of Dave & Buster’s Entertainment, Inc.	62	2018

Marie L. Perry Former Chief Financial Officer, EVP & CAO of Jamba, Inc.	54	2018	○

A Audit         C Compensation         NG Nominating & Corporate Governance          Chair          ○ Member

Our Business and Strategy

We develop and operate fine dining restaurants under the trade name Ruth’s Chris Steak House. As of December 29, 2019, there were 159 Ruth’s Chris Steak House restaurants, making us one of the largest upscale steakhouse companies in the world. The Ruth’s Chris brand reflects our 55-year commitment to the core values instilled by our founder, Ruth Fertel, of caring for guests by delivering the highest quality food, beverages and genuine hospitality in a warm and inviting atmosphere.

The restaurant industry in which we compete is a mature segment, and we have a long operating history in upscale fine dining. The restaurant business is highly cyclical and results can be affected by consumer spending, commodity prices and real estate costs. Our approach is to maintain a strategy focused on multi-year, long-term results.

Our strategy is to deliver a total return to stockholders by maintaining a healthy core business, growing with a disciplined investment approach, and returning excess capital to stockholders. We strive to maintain a healthy core business by growing sales through traffic, managing operating margins and leveraging infrastructure. We are committed to disciplined growth in markets with attractive sales attributes and solid financial returns. We believe that our franchisee program is a point of competitive differentiation and we looks to grow our franchisee-owned restaurant locations as well. We also will consider acquiring franchisee-owned restaurants at terms that we believe are beneficial to both the Company and the franchisee.

Corporate Governance Highlights

We have a diverse and refreshed Board of Directors.

•	63% of the Board is comprised of female directors

•	63% of the Board is comprised of directors with a tenure of 4 years or less – emphasizing our commitment to Board refreshment

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•	75% of the Board is comprised of independent directors

•	Average age of the Board is 59

•	Declassified Board

•	Lead Independent Director

•	All Board committees are composed of 100% independent directors

•	Majority voting standard for director elections

•	Annual review of succession planning

•	Limits on number of outside directorships

•	Named Executive Officers and Directors are subject to stock ownership guidelines and stock retention requirements

•	Executives and Directors are prohibited from engaging in short sales, derivatives trading, and hedging transactions, and we impose restrictions on pledges and margin account use

PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION	• For further information, please see page 22.
✓ Your Board of Directors recommends a vote FOR the approval of named executive officer compensation.

Our Compensation Program

The objective of our executive compensation program is to maintain a close link between pay and performance, both long-term and short-term. We believe that the compensation of our executives should be closely tied to the performance and growth of the Company, so their interests are aligned with the long-term interests of our shareholders.

Executive Compensation Highlights

2019 marked the end to another year of strong results at Ruth’s Chris Steak House despite double digit beef inflation. We grew our same stores sales, our total revenues and our EPS, marking our 10th consecutive year of sales and earnings growth. Notwithstanding these results, we did not achieve the target EBITDA level established under our Bonus Plan or the target EBITDA and EPS levels established for our performance-based equity awards, and therefore the compensation paid to our Named Executive Officers for 2019 performance decreased substantially as a result.

In addition, at the time we are filing this proxy statement, we (along with all of the hospitality industry) are navigating a dynamic and uncertain environment resulting from the novel coronavirus (COVID-19) pandemic. The health and safety of our guests and team members is our first priority and we have taken measures to keep our restaurants safe and to continue to provide health insurance for our team members. The Named Executive Officers have elected to reduce their 2020 base salaries effective March 30, 2020. Non-employee directors of the Company have also elected to suspend payment of the annual cash retainer fees for service on the board. As described below in Compensation Discussion and analysis, compensation decisions related to 2019 were made prior to the rapidly unfolding developments of COVID-19.

Shareholder Engagement

At the 2019 annual meeting, 59% of the votes cast supported the advisory proposal on executive compensation. This level of support for our executive compensation program was disappointing. Accordingly, at the direction of the Compensation Committee, we conducted a formal stockholder outreach initiative to better understand

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shareholders’ key concerns with our executive compensation program. The goal was to better understand the concerns of our shareholders with respect to executive compensation and corporate governance. We discussed how our executive compensation programs directly tie into the history of the Company, our succession planning process and our current business strategy. We solicited stockholder views on the compensation philosophy and program design.

Additional information about our shareholder engagement efforts and how we have used the insight gained from discussions with our shareholders can be found on page 22 of this proxy statement. The Company and the Board of Directors are committed to engaging with our shareholders and will continue to seek opportunities for dialogue with our shareholders on executive compensation and corporate governance matters.

Executive Compensation Best Practices

Our key executive compensation practices are summarized below. We believe these practices promote alignment with the interests of our shareholders and are consistent with market best practices.

WHAT WE DO:

✓  Review and consider stockholder feedback in structuring executive compensation.

✓  Grant annual restricted stock award based on equal parts performance (considering prior year actual performance) and retention/tenure.

✓  Apply multi-year vesting requirements to all equity awards to facilitate retention and ensure performance alignment, generally these are 2-6 years post-grant.

✓  Retain an independent compensation consultant to advise the Compensation Committee.

✓  Review external market data when making compensation decisions.

✓  Prohibit hedging.

✓  Prudently exercise discretion to be responsive to the cyclical nature of our business and advance our goal of creating value for our shareholders.

✓  Generally set our total compensation target opportunities at the median level for our market.

✓  Maintain stock ownership guidelines for all Named Executive Officers and Directors. Ensure guidelines are achieved.

✓  Annual “Say on Pay” vote.

WHAT WE DON’T DO:

✗   No automatic, annual increase in executive salaries.

✗   No exchange of underwater options for cash.

✗   No option repricing without shareholder approval.

✗   No gross-ups.

✗   No short-selling, trading in derivatives or engaging in hedging transactions by executives or directors.

✗   No excessive perquisites.

✗   No high percentage of fixed compensation.

✗   No guaranteed minimum payouts or uncapped award opportunities.

✗   No compensation or incentives that encourage unnecessary or excessive risk taking.

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PROPOSAL 3 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	• For further information, please see page 45.
✓ Your Board of Directors recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2020.

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for fiscal year 2020 and has further directed that our Board submit the selection of KPMG LLP for ratification by the shareholders at the annual meeting. During fiscal year 2019, KPMG LLP served as our independent registered public accounting firm and also provided certain audit-related and tax services as described on page 45. The stockholder vote is not binding on our Audit Committee. If the appointment of KPMG LLP is not ratified, our Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to the shareholders. Even if the appointment of KPMG LLP is ratified, our Audit Committee may, in its sole discretion, terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and our shareholders.

Representatives of KPMG LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

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CORPORATE GOVERNANCE MATTERS

PROPOSAL 1 ELECTION OF DIRECTORS
✓ Your Board of Directors recommends a vote FOR election of each of the eight Director nominees

Our Board currently is composed of eight directors, with each director serving until the next annual meeting or until his or her successor is elected. The eight candidates nominated by our Board for election as directors at the 2020 annual meeting of shareholders are also identified below.

All of the nominees have indicated to the Company that they will be available to serve as directors. If any nominee named herein for election as a director should, for any reason, become unavailable to serve prior to the annual meeting, our Board may, prior to the annual meeting, (i) reduce the size of our Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person or (iii) leave the position vacant to be filled at a later time. The information presented below for the nominees has been furnished to the Company by the nominees.

Board of Directors

Board Composition and Refreshment

Our Board is responsible for the oversight and continued success of our company, which was founded in 1965 by a single working mother, Ruth Fertel, and which is now led for the first time since Ruth Fertel by a female President and Chief Executive Officer. Our core values reflect our roots in the legacy of Ruth Fertel and include a commitment to attracting a broad range of skills and experiences to our Board, our executive team and our team members across the Company, all rooted in a commitment to providing the best steak house experience to our guests.

As a group, our director nominees have broad skills and experience. A majority of our directors have served as the chief executive officer of a public or private company. Over sixty percent of our directors are female. Our directors range in age from 46 to 69, with the average being 59 years of age. As a group, they possess a range of important skills including hospitality industry experience, corporate strategy, accounting and finance leadership, international operations and real estate experience.

Our Board has been meaningfully refreshed, with four of our six independent directors joining the board since 2016. We believe this reflects a good mix of new directors, who bring fresh perspectives, and tenured directors, who have contributed to developing our strategy over time and who possess an in-depth knowledge of our history and operations. A majority of non-management directors ensures robust debate and objectivity in the boardroom, while diversity of gender, age and ethnicity contributes to a diverse range of views.

Selection of Directors

Our Board seeks a diverse group of candidates who possess the background, skills, and expertise to make a significant contribution to our Board, the Company, and its shareholders. Desired qualities to be considered include:

•	high-level leadership experience in business or administrative activities and significant accomplishments

•	breadth of knowledge about issues affecting the Company

•	proven ability and willingness to contribute special competencies to Board activities

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•	personal integrity

•	loyalty to the Company and concern for its success and welfare

•	willingness to apply sound and independent business judgment

•	no present conflicts of interest

•	availability for meetings and consultation on Company matters

•	willingness to assume broad fiduciary responsibility

•	willingness to become a Company stockholder

Our Nominating and Corporate Governance Committee considers all nominees for election as directors of the Company, including all nominees recommended by shareholders, in accordance with the mandate contained in its charter. The Company has used a third-party search firm in the past to help identify, evaluate and conduct due diligence on potential director candidates. In evaluating candidates, the Committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of our Nominating and Corporate Governance Committee is to consider individuals recommended by shareholders for nomination as a director in accordance with the procedures described below.

Director Biographies

The following summarizes information about each of the nominees and the continuing director as of the date of this proxy statement, including their business experience, public company director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that qualify our nominees and the continuing director to serve as directors of the Company. The nominees were evaluated and recommended by the Nominating and Corporate Governance Committee in accordance with their process for nominating directors.

Age 64 Director since August 2008 Committees • None

Michael P. O’Donnell

Executive Chairman

Mr. O’Donnell has served as Executive Chairman of our Board since August 2018, was Chairman of the Board from October 2010 to August 2018, was a director and Chief Executive Officer from August 2008 to August 2018 and was President from August 2008 – July 2016. Mr. O’Donnell has spent more than 25 years in the restaurant industry, having been formerly the Chairman of the Board of Directors, President and Chief Executive Officer of Champps Entertainment, Inc. from March 2005 until the company was sold in 2007. Prior to that, Mr. O’Donnell served in several leadership positions in the restaurant industry, including President and Chief Executive Officer of New Business and President of Roy’s for Outback Steakhouse, Inc., President and Chief Operating Officer of Miller’s Ale House, Chairman, President and Chief Executive Officer of Ground Round Restaurants, Inc. and key operation positions with T.G.I. Friday’s and Pizza Hut.

Directorships (within the past 5 years)

Mr. O’Donnell currently serves as a director with Hickory Tavern. During the previous five years, Mr. O’Donnell also served as a director of Logan’s Roadhouse and as a member of the Rollins College Board of Trustees.

Skills and Qualifications

In addition to his leadership skills, Mr. O’Donnell has extensive experience with other restaurant companies and is very knowledgeable of the restaurant industry.

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Age 54 Director since September 1999 Committees • Compensation (Chair) • Nominating & Corporate Governance

Robin P. Selati

Lead Independent Director

Mr. Selati has served as a member of our Board of Directors since September 1999, and served as Chairman of our Board of Directors from April 2005 to September 2006 and from April 2008 to October 2010. Mr. Selati is the President of Saxonwold Capital, Inc. (a private investment vehicle) and a Senior Advisor of Madison Dearborn Partners, LLC (“Madison Dearborn”). He joined Madison Dearborn in 1993 and was a Managing Director through 2017. Before 1993, Mr. Selati was with Alex. Brown & Sons Incorporated.

Directorships (within the past 5 years)

Mr. Selati currently serves as a director of Redberry Group and Performance Health. During the previous five years, Mr. Selati also served as a director for B.F. Bolthouse Holdco LLC, CDW Corporation (NASDAQ: CDW), Things Remembered, Inc., and The Yankee Candle Company, Inc.

Skills and Qualifications

Mr. Selati is very knowledgeable of the capital markets, public company strategies and executive compensation.

Age 60 Director since February 2016 Committees • Audit • Nominating & Corporate Governance

Giannella Alvarez

Independent Director

Ms. Alvarez was the Chief Executive Officer of Beanitos, Inc., a privately held snack food company based in Austin, Texas from January 2018 until December 2019. Prior to that she was the Chief Executive Officer of Harmless Harvest, Inc., a privately held organic food and beverage company based in San Francisco, California from 2015 until January 2018. She served from July 2013 until February 2014 as Executive Vice President and General Manager responsible for the Pet Business Unit at Del Monte Corporation. From 2011 to 2013, she served as Group President and Chief Executive Officer for Barilla Americas, where she was responsible for North, Central and South America’s operations of Barilla S.p.A., a global company headquartered in Parma, Italy. From 2006 to 2010, she held senior global management positions with The Coca-Cola Company (NYSE: KO). Prior to that, she held a number of increasingly senior positions in marketing and general management with Kimberly-Clark Corporation (NYSE: KMB) and Proctor & Gamble (NYSE: PG) in the United States and Latin America.

Directorships (within the past 5 years)

Ms. Alvarez currently serves as a director of Domtar Corporation (NYSE: UFS).

Skills and Qualifications

Ms. Alvarez has experience in marketing, customer relations, franchising, international operations, and technology in the food industry and has executive leadership skills.

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Age 62 Director since May 2017 Committees • Nominating & Corporate Governance • Compensation

Mary Baglivo

Independent Director

Ms. Baglivo is Chief Executive Officer of The Baglivo Group, a brand strategy advisory consulting firm and formerly was Vice Chancellor of Marketing and Communications for Rutgers University from 2017 to 2018. She was Vice President for Global Marketing and Chief Marketing Officer for Northwestern University from 2013 until 2017. Before that she was a partner with Brand Value Advisors, a strategic brand and digital marketing advisory firm, during 2013. She previously served as Chair and Chief Executive Officer, the Americas at Saatchi & Saatchi Worldwide from 2008 to 2013, and Chief Executive Officer, New York from 2004 to 2008. Prior to joining Saatchi & Saatchi, she was President of Arnold Worldwide from 2002-2004 and Chief Executive Officer of Panoramic Communications from 2001 until 2002.

Directorships (within the past 5 years)

Ms. Baglivo currently serves on the boards of directors of PVH Corp (NYSE: PVH) and Host Hotels & Resorts (NYSE: HST).

Skills and Qualifications

Ms. Baglivo has knowledge and experience in global marketing, advertising, consumer branding and strategic planning.

Age 69 Director since December 2003 Committees • Nominating & Corporate Governance (Chair) • Compensation

Carla Cooper

Independent Director

Ms. Cooper was President and Chief Executive Officer of Daymon Worldwide from 2009 until 2015. Ms. Cooper served as Senior Vice President of Quaker, Tropicana and Gatorade Sales for PepsiCo, Inc. (NYSE: PEP) from 2003 to 2009. From 2001 to 2003, Ms. Cooper served as President of Kellogg Company’s (NYSE: K) Natural and Frozen Foods Division. From 2000 to 2001, Ms. Cooper was Senior Vice President and General Manager of Foodservice for Kellogg Company. From 1988 to 2000, Ms. Cooper was employed in various positions with Coca-Cola USA, including as Vice President, Customer Marketing.

Directorships (within the past 5 years)

None

Skills and Qualifications

Ms. Cooper has extensive experience in sales, marketing and franchising in the food industry and has insight into vendor relationships.

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Age 46 Director since August 2018 Committees • None

Cheryl Henry

President and Chief Executive Officer

Ms. Henry has served as President and Chief Executive Officer of the Company since August 2018 and was appointed to the Board of Directors as of that date. Prior to that she was President and Chief Operating Officer from July 2016 to August 2018. Ms. Henry served as Senior Vice President and Chief Branding Officer from August 2011 to July 2016 and from June 2007 to August 2011 served in various roles with the Company, including as Chief Business Development Officer. Prior to joining the Ruth’s Hospitality Group team, she was the Chief of Staff for the Mayor of Orlando.

Directorships (within the past 5 years)

Ms. Henry has served on the Board of Trustees of the Culinary Institute of America since December 2017. She previously served on the Board of Governors of the Center for Creative Leadership from June 2017 to September 2019.

Skills and Qualifications

Ms. Henry has experience in strategic planning, operations, real estate development, marketing, consumer branding, franchising, and has executive leadership skills.

Age 62 Director since January 2018 Committees • Audit Committee (Chair)

Stephen M. King

Independent Director

Mr. King has served as Chairman of the Board of Dave & Buster’s Entertainment, Inc. (NASDAQ: PLAY) since June 2017 and served as its Chief Executive Officer from September 2006 until August 2018. From March 2006 until September 2006, Mr. King served as Senior Vice President and Chief Financial Officer of Dave & Buster’s. From 1984 to 2006, he served in various capacities for Carlson Restaurants Worldwide Inc., a company that owns and operates casual dining restaurants worldwide, including Chief Financial Officer, Chief Administrative Officer, Chief Operating Officer and President and Chief Operating Officer of International.

Directorships (within the past 5 years)

Dave & Buster’s Entertainment, Inc.

Skills and Qualifications

Mr. King has knowledge and experience as a chief executive of a publicly traded restaurant company as well as accounting and finance experience.

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Age 54 Director since August 2018 Committees • Audit

Marie L. Perry

Independent Director

Ms. Perry was Chief Financial Officer, Executive Vice President and Chief Administrative Officer of Jamba, Inc. (NASDAQ: JMBA) from August 2016 until September 2018 and served as the Company’s Executive Vice President, Finance, from May 2016 to August 2016. From 2003 to 2016, Ms. Perry held roles leading all aspects of the finance team at Brinker International, Inc. (NYSE: EAT) including having served as interim CFO during a 12-month period, and most recently, serving as Senior Vice President, Controller and Treasurer. Ms. Perry also held senior finance and accounting roles at American Airlines (NASDAQ: AAL) and KPMG LLP.

Directorships (within the past 5 years)

None

Skills and Qualifications

Ms. Perry has experience as a chief financial officer of a publicly traded restaurant company as well as accounting and finance experience.

Communication with the Board of Directors

Our Board and management team value the opinions and feedback of our shareholders, and we engage with shareholders throughout the year on a variety of issues, including our corporate governance practices. Shareholders may send communications to the Company’s directors as a group or individually by writing to those individuals or the group: c/o the Corporate Secretary, 1030 W. Canton Avenue, Suite 100, Winter Park, Florida 32789. The Corporate Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of our Board or the business of the Company to the intended director(s). Examples of inappropriate communications include business solicitations, advertising and communications that are frivolous in nature, communications that relate to routine business matters (such as product inquiries, complaints or suggestions) or communications that raise grievances which are personal to the person submitting them. Upon request, any director may review any communication that is not forwarded to the directors pursuant to this policy.

Shareholder Nominations

Shareholders may recommend director candidates for our 2021 annual meeting for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name, qualifications for Board membership, confirmation of the person’s willingness to serve and the information that would be required to be furnished if the stockholder was directly nominating such person for election to the Board (described below under “Procedure for Stockholder Nominations for Director”) and should be directed to the Corporate Secretary at the address of our principal executive offices set forth herein. The Nominating and Corporate Governance Committee recommends, and the Board selects, director candidates using the criteria and priorities established from time to time. The composition, skills and needs of the Board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board.

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A stockholder wishing to nominate their own candidate for election to our Board at our 2021 annual meeting must deliver timely notice of such stockholder’s intent to make such nomination in writing to the Corporate Secretary at our principal executive offices. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

To be in proper form, a stockholder’s notice must set forth:

(i)	as to each person whom the stockholder proposes to nominate for election as a director at such meeting,

•	the name, age, business address and residence of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person;

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and each proposed nominee; and

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

(ii)	as to the stockholder or beneficial owner giving the notice,

•	the name and record address of such stockholder;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a description of any agreements or arrangements to mitigate loss, manage risk or benefit of share price changes or increase or decrease the voting power with respect to the Company’s stock;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in the notice; and

•

any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

The Company may require any proposed nominee to furnish such other information as listed in the Bylaws of the Company or as may be reasonably required to determine the eligibility of such proposed nominee to serve as a director or to determine independence. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director, if elected.

The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Nomination for Director.” In accordance with our bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our Board of Directors and will not be included in our proxy materials.

Board Tenure Policy

As an alternative to term limits, the Nominating and Corporate Governance Committee reviews the performance of each director in determining whether to nominate directors for re-election. The Board does not believe it is appropriate to establish term limits for its members because such limits may deprive the Company and the Board of the contribution of directors who have been able to develop, over time, valuable experience and insights into the Company.

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Pursuant to the Company’s Corporate Governance Guidelines, adopted in October 2019, an individual who would be age 75 at the time of election shall not be nominated for initial election to the Board. However, the Nominating and Corporate Governance Committee may recommend and the Board may approve the nomination for re-election of a director who would be age 75 at the time of election, if, in light of all the circumstances, the Board determines, on the recommendation of the Nominating and Corporate Governance Committee, that it is in the best interests of the Company and its shareholders.

The Board’s Role and Responsibilities

Overview

The Company’s business is operated by its employees, managers and officers, under the direction of the Chief Executive Officer and the oversight of the Board. The Board is elected annually by the shareholders to oversee management and to assure that the long-term interests of the shareholders are being served. The Board selects the Chief Executive Officer, acts as an advisor and counselor to senior management and ultimately monitors the Company’s performance. Both the Board and management recognize that the long-term interests of the Company and its shareholders are advanced by the quality of the relationships we have with Our People – Guests, Team Members, Franchise Owners, Vendor Partners, Community and Investors.

Role in Risk Management

Our Board is actively involved in the oversight of risks that could affect the Company. Day to day risk management is the responsibility of management, which has implemented an Enterprise Risk Management process to identify, assess, manage and monitor risks that our Company faces.

Our Board receives regular reports directly from officers responsible for oversight of particular risks within the Company. With respect to cybersecurity, the Board receives regular updates regarding the Company’s efforts to prevent information security incidents, detect unusual activity, and to be prepared to respond appropriately should an incident occur.

Our Board believes that our compensation policies and practices are reasonable and properly align our employees’ interests and with those of our shareholders. Our Board believes that there are a number of factors that cause our compensation policies and practices to not have a material adverse effect on the Company. The fact that our executive officers and other employees have their incentive compensation tied to earnings, rather than revenues, encourages actions that improve the Company’s profitability over the short and long term. Furthermore, our tenure-based and performance-based restricted stock plan further aligns the interests of our executive officers and other employees with the long-term interests of our shareholders. In addition, our Compensation Committee, and its external advisor, continues to review our compensation policies and practices to ensure that such policies and practices do not encourage our executive officers and other employees to take action that is likely to create a material adverse effect on the Company.

Code of Conduct

The Company’s employees, officers and directors are required to abide by the Company’s Code of Conduct and Business Ethics (the “Code of Ethics”), which is intended to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including, among other things, conflicts of interest, competition and fair dealing, corporate opportunities and the protection of

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confidential information, as well as strict compliance with all laws, regulations and rules. Any waiver or changes to the policies or procedures set forth in the Code of Ethics in the case of officers or directors may be granted only by our Board and will be disclosed on our website within four business days. The full text of the Code of Ethics is published on the Investor Relations section of our website at www.rhgi.com.

Management Succession Planning

The Board is responsible for approving and maintaining a succession plan for the Chief Executive Officer and senior executives. To assist the Board, the Chief Executive Officer annually provides an assessment of senior officers and their potential to succeed her. The Chief Executive Officer also provides the Board with an assessment of persons considered potential successors for certain other key senior management positions. The Nominating and Corporate Governance Committee oversees the development and periodic update of appropriate processes to address emergency Chief Executive Officer succession planning in the event of extraordinary circumstances.

Board Structure

Board Leadership Structure

Our Board does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company.

During 2018, we completed a multi-year succession planning process which culminated in the election of Cheryl J. Henry to the board of directors and to the position of President and Chief Executive Officer. As part of this planned executive transition, the Board elected Michael P. O’Donnell to the position of Executive Chairman of the Company. Robin P. Selati continues to serve as our Lead Independent Director.

Our Board believes that this structure is appropriate given Mr. O’Donnell’s past experience serving as our chief executive officer and as chairman of the board. Mr. O’Donnell has provided guidance to Ms. Henry in the past as her responsibilities have increased, and he will continue to be available as Executive Chairman. Mr. O’Donnell will also continue his leadership role with the Board of Directors as Chairman.

The Executive Chairman and the Chief Executive Officer consult periodically with the Lead Independent Director on Board matters and on issues facing the Company. In addition, the Lead Independent Director serves as the principal liaison between the Executive Chairman, the Chief Executive Officer and the independent directors and presides at executive sessions of non-management directors at regularly scheduled Board meetings. Our Board believes that these executive sessions are beneficial to the Company because it provides a forum where the independent directors can discuss issues without management present.

Director Independence

We believe that a substantial majority of the members of our Board should be independent non-employee directors. Six of our eight directors, namely Ms. Alavarez, Ms. Baglivo, Ms. Cooper, Mr. King, Ms. Perry, and Mr. Selati, qualify as “independent directors” in accordance with NASDAQ’s independence requirement. All of the members of our committees are independent in accordance with the applicable independence requirements for the committees on which they serve. All of the members of our Audit Committee have been determined to be financially literate and both Mr. King and Ms. Perry have been determined to be “Audit Committee Financial Experts.”

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Executive Sessions

At the conclusion of each regularly scheduled Board meeting, the Board will meet in executive session without management present other than Mr. O’Donnell and Ms.  Henry. In addition, the six independent members of the Board meet in executive session alone.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. Each of the committees is governed by a written charter, copies of which are available on the Investor Relations section of our website at www.rhgi.com. Each committee member satisfies the applicable independence requirements of the NASDAQ Global Select Market for the committees on which they serve. In addition, each Audit Committee member satisfies the current financial literacy requirements and independence requirements of the SEC, applicable to audit committee members.

Below is a table indicating committee membership and a description of each committee of the Board. Each Committee is responsible for reporting regularly on its activities to the full Board.

Committee Membership
Members	Audit	Compensation	Nominating & Corporate Governance
Robin P. Selati			○

Giannella Alvarez	○		○

Mary L. Baglivo		○	○

Carla R. Cooper		○

Stephen M. King

Marie L. Perry	○

Chair         ○  Member

Audit Committee

Current Members Stephen M. King (Chair) Giannella Alvarez Marie L. Perry Meetings in 2019 9 Financial Experts Stephen M. King Marie L. Perry

Roles and Responsibilities

•  Monitor integrity of financial statements and financial reporting process, disclosure controls and procedures, internal control over financial reporting, systems of internal accounting and financial controls, independent auditors’ qualifications and independence, performance of the independent auditors and internal audit function, and compliance with legal and regulatory requirements

•  Select and oversee independent auditors; review and evaluate qualifications, performance and independence of independent auditors and lead partner; approve audit and non-audit services, including the overall scope of the audit; discuss annual audited financial and quarterly statements with management and the independent auditor, and other matters required to be communicated to our Audit Committee

•  Discuss earnings press releases, financial information and earnings guidance

•  Monitor complaints through the ethics hotline and other established reporting channels

•  Review related party transactions

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Audit Committee

•  Meet separately, periodically, with management and the independent auditor

•  Review audit firm’s annual report on internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm

•  Set clear hiring policies for employees or former employees of the independent auditors

•  Handle such other matters that are specifically delegated by Board of Directors from time to time

Compensation Committee

Current Members Robin P. Selati (Chair) Carla R. Cooper Mary L. Baglivo Meetings in 2019 6

Roles and Responsibilities

•  Reviewing executive compensation principles and philosophy

•  Reviewing and approving the compensation of our directors, chief executive officer and other executive officers

•  Overseeing overall compensation and benefits programs and policies

•  Administering stock plans and other incentive compensation plans

•  Reviewing and approving employment contracts and other similar arrangements between us and our executive officers

•  Evaluating risks relating to employment policies and the Company’s compensation and benefits systems in order to make recommendations to our Board

•  Handling such other matters that are specifically delegated to our Compensation Committee by our Board of Directors from time to time

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee had a relationship with us that requires disclosure under Item 404 of Regulation S-K. During fiscal 2019, none of our executive officers served as a member of the Board of Directors or Compensation Committee, or other Committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of the Company, nor have they ever been an officer or employee of the Company.

Nominating & Corporate Governance Committee

Current Members Carla R. Cooper (Chair) Robin P. Selati Mary L. Baglivo Giannella Alvarez Meetings in 2019 4

Roles and Responsibilities

•  Evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees

•  Establishing a policy for considering stockholder nominees for election to our Board of Directors

•  Evaluating and recommending candidates for election to our Board of Directors

•  Evaluating and making recommendations to our Board of Directors regarding stockholder proposals

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Nominating & Corporate Governance Committee

•  Overseeing our Board of Directors’ performance and self-evaluation process and developing continuing education programs for our directors

•  Reviewing and monitoring compliance with our ethics policies

Board Practices, Policies and Processes

Board Meetings and Attendance

Our Board held six meetings during fiscal 2019. Directors are expected to attend Board meetings and committee meetings for which they serve, and to spend the time needed to meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 75% of the aggregate number of meetings of our Board and our Board committees on which he or she served during the period.

The Company has no policy requiring directors and director nominees to attend its annual meeting of shareholders; however, all directors and director nominees are encouraged to attend. Mr. O’Donnell, our Executive Chairman, represented our Board at the 2019 annual meeting of shareholders.

Board and Committee Performance Evaluation

Our Board expanded our evaluation process in 2018 to ensure it continued to be robust and vigorous. The Nominating and Corporate Governance Committee oversees the evaluation process and selected an external facilitator to assist with the process in both 2018 and 2019. This facilitator spoke privately with each Board member to identify areas where the Board and each Committee are most effective and to identify opportunities for further development or improvement. The results of these conversations were shared and discussed during executive session and changes were considered and implemented, as appropriate.

Directors Orientation and Continuing Education

The Company has an orientation process to acquaint new directors with the strategic plans, business, industry environment, history, current circumstances, key priorities and issues and the top managers of the Company. Periodic briefing sessions are also provided to members of the Board on subjects that would assist them on discharging their duties. Directors are also encouraged to participate in external continuing education programs, as they or the Board determines is desirable or appropriate from time to time.

Corporate Governance Guidelines

In October 2019, the Board adopted our Corporate Governance Guidelines, which are available at www.rhgi.com. These governance standards embody many of our long-standing practices, policies and procedures, which are the foundation of our commitment to best practices and enhancing stockholder value.

Transactions with Related Persons

During fiscal 2019, we were not a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

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As part of our quarterly internal certification of our financial statements, officers of the Company must either certify that they are not aware of any related party transactions or they must disclose any such transactions.

The Audit Committee is responsible for review, approval or ratification of “related-person transactions” between Ruth’s Hospitality Group, Inc. or its subsidiaries and related persons, in accordance with the terms of our written Related Party Transactions Policy. Under SEC rules, a related person is a director, officer, nominee for director or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. In the course of its review and approval or ratification of a related party transaction, the Audit Committee considers:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related party and to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our shareholders; and

•	any other matters that the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Director Compensation

Director Compensation for 2019

As previously noted, compensation decisions regarding 2019 were made prior to the rapidly unfolding developments of COVID-19, and the non-employee directors of the Company have since elected to suspend payment of the annual cash retainer fees for service on the Board.

With respect to 2019 director compensation, in 2019, we reviewed market information provided by the independent compensation consultant related to director compensation, including competitive survey data, peer group proxy information and general industry practices. The review showed that while the equity component of our director compensation was generally competitive (just below market median), the cash levels were below market. This resulted in overall director compensation falling between the 25th and 50th percentiles of the market for a typical director.

Based on these findings, in July 2019, the Board approved several changes to non-employee director compensation. The following table describes components of non-employee director compensation in effect prior to July 2019 and subsequent to that date:

Compensation Element	Prior Director Compensation	New Director Compensation
Annual Retainer	$55,000 annual fee for service on the Board of Directors	$65,000 annual fee for service on the Board of Directors
Lead Independent Director Additional Annual Retainer	$15,000	$25,000
Additional Annual Retainer for Committee Service	$7,500 for Audit Committee $4,500 for Compensation Committee $3,500 for Nominating & Corporate Governance Committee	$9,000 for Audit Committee $7,500 for Compensation Committee $5,000 for Nominating & Corporate Governance Committee

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Compensation Element	Prior Director Compensation	New Director Compensation
Committee Chair Additional Annual Retainer	$15,000 for Audit Committee $10,000 for Compensation Committee $7,500 for Nominating & Corporate Governance Committee	$15,000 for Audit Committee $10,000 for Compensation Committee $7,500 for Nominating & Corporate Governance Committee
Meeting Fees	None	None
Equity Award	Annual restricted stock grant equal to that number of shares with a value on the date of grant of 1.75 times the annual base cash retainer for service on the Board of Directors, with such grants vesting annually in equal installments over a three-year period, subject to continued service on the Board of Directors.	Annual restricted stock grant equal to that number of shares with a value on the date of grant of 1.75 times the annual base cash retainer for service on the Board of Directors, with such grants vesting annually in equal installments over a three-year period, subject to continued service on the Board of Directors.

Cash fees are paid quarterly. We reimburse all directors for reasonable out-of-pocket expenses that they incur in connection with their service as directors.

Directors who are also employees receive no compensation for serving as directors. Non-employee directors are not eligible to participate in the deferred compensation plan for executive officers but the Company has a deferred compensation plan for non-employee directors. Information regarding Mr. O’Donnell and Ms. Henry’s compensation is reflected in the tables beginning on page 36 under “Executive Compensation Tables .”

Director Compensation Table

The following table summarizes the compensation paid to the non-employee directors of the Company in 2019:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
Giannella Alvarez	$69,250	$96,241	$4,625	$170,116
Mary Baglivo	$66,625	$96,241	$4,662	$167,528
Carla R. Cooper	$74,125	$96,241	$4,608	$174,974
Stephen M. King	$80,375	$96,241	$3,512	$180,128
Marie L. Perry	$65,375	$96,241	$2,772	$164,388
Robin P. Selati	$94,125	$96,241	$4,608	$194,974

(1)

The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, except that in accordance with SEC rules, the amounts do not reflect an estimate for forfeitures related to service-based vesting conditions.

(2)	All other compensation includes dividends earned on unvested shares of restricted stock.

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ADDITIONAL INFORMATION WITH RESPECT TO DIRECTOR EQUITY AWARDS

The following table summarizes the outstanding equity awards held by our Non-Employee Directors as of the end of fiscal 2019:

	Stock Awards(1)
Name	Number of Shares of Stock that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)
Giannella Alvarez	8,200	$177,038
Mary Baglivo	7,894	$170,431
Carla R. Cooper	8,110	$175,095
Stephen M. King	6,487	$140,054
Marie L. Perry	4,915	$106,115
Robin P. Selati	8,110	$175,095

(1)

Represents restricted stock granted under the Amended and Restated 2005 Long-Term Equity Incentive Plan or the 2018 Omnibus Incentive Plan. Market value calculated based on the closing price of the last business day in the fiscal year ending on December 29, 2019 of $21.59. These shares of restricted stock vest annually in equal installments over a three-year period beginning on the date of grant.

Stock Ownership Guidelines for Non-Employee Directors

Each non-employee director is required to own common stock of the Company equal in value to two times his or her base annual retainer for service on our Board. For purposes of our non-employee director stock ownership guidelines, a director’s “annual retainer” excludes any retainer for serving as a member or as a chair of any Board committees and any meeting fees. Shares subject to stock options and unvested or unearned performance shares will not count toward the minimum ownership requirement. Restricted stock and restricted stock units (whether or not vested) will count toward the minimum ownership requirement. Non-employee directors have three years to achieve their targeted level. All non-employee directors satisfied our stock ownership guidelines as of the end of fiscal 2019.

Anti-Hedging and Pledging Policy

Our insider trading policy prohibits our directors, Named Executive Officers, other elected and appointed officers, designated employees who are subject to specific preclearance procedures under the Company’s insider trading policy and any other employees who receive performance-based compensation, from engaging in hedging, pledging or other specified transactions. Specifically, this policy prohibits such persons from: engaging in hedging or derivative transactions, such as prepaid variable forward contracts, equity swaps, collars and exchange funds or other similar or related transactions; trading in puts, calls, options, warrants or other similar derivative instruments involving Company securities; or engaging in short sales of Company securities.

None of the shares of Company stock held by our executive officers or directors are pledged or subject to any hedging transaction.

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EXECUTIVE COMPENSATION

PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
✓ Your Board of Directors recommends a vote FOR the approval of named executive officer compensation

In accordance with Section 14A of the Exchange Act, we are asking our shareholders to approve, on an advisory basis, the compensation of the executive officers named in the Summary Compensation Table under “Executive Compensation” of this proxy statement, who we refer to as our “Named Executive Officers.” While this vote, known as a say-on-pay vote, is non-binding, Ruth’s values the opinions of our shareholders and will carefully consider the outcome of the vote when making future compensation decisions.

Shareholder Engagement

At our 2017 annual meeting of shareholders, a majority of our shareholders voted in favor of holding a non-binding say-on-pay vote on an annual basis. In light of those results, our Board determined that the Company would continue to hold a non-binding advisory vote on executive compensation on an annual basis. The next required non-binding advisory vote regarding the frequency of this agenda item will be held at our 2023 annual meeting of shareholders.

At the 2019 annual meeting, 59% of the votes cast supported the advisory proposal on executive compensation. This level of support for our executive compensation program was disappointing. Accordingly, at the direction of the Compensation Committee, we conducted a formal stockholder outreach initiative to better understand shareholders’ key concerns with our executive compensation program. Between August and December 2019, we invited 33 of our largest shareholders, representing approximately 68% of the Company’s outstanding common stock, to participate in discussions regarding executive compensation, corporate governance, or any other topics of interest. We ultimately had discussions with five of those shareholders, representing approximately 34% of the outstanding common stock. In addition to these discussions, we received feedback from six of our largest shareholders, representing approximately 10% of the outstanding common stock, that no discussion on the topic was necessary. Finally, we participated in discussions about our stockholder engagement and executive compensation practices with the stockholder advisory firm Institutional Shareholder Services, which is used for proxy voting by at least twelve of our largest shareholders representing approximately 14% of the outstanding common stock.

Our Executive Chairman and our General Counsel participated in all of the discussions with the shareholders who accepted our invitation to engage. In addition, the Chair of the Compensation Committee and Lead Independent Director participated in some discussions with shareholders and with Institutional Shareholder Services. The goal was to better understand the concerns of our shareholders with respect to executive compensation and corporate governance. We discussed how our executive compensation programs directly tie into the history of the Company, our succession planning process and our current business strategy. We solicited stockholder views on the compensation philosophy and program design.

During the discussions with our shareholders, we talked about the special one-time long-term equity grant that was made to our Chief Executive Officer upon her promotion to that position in August 2018. We discussed that the promotion grant did not begin to vest for three years, until 2021, then vests pro-rata over a three-year period. Several shareholders inquired as to whether the Compensation Committee would consider including performance criteria as a condition to vesting in the case of future special equity grants. We also discussed the use of performance criteria with our shareholders and we asked them questions about the policies and guidelines they

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apply to executive compensation when determining how to vote for the companies in which they invest. As a result of these conversations, our Compensation Committee has discussed with the independent compensation consultant how they might apply an additional performance component to future equity grants that are made to newly hired or promoted executive officers. As of the date of this proxy statement, no such equity grants have been made but this performance component remains on the Compensation Committee’s agenda for such time as it becomes applicable. Finally, based on our conversations with shareholders, the Company has enhanced the disclosures in this proxy statement to more clearly explain the Company’s executive compensation and corporate governance practices.

Compensation Program & Design

In considering the Company’s executive compensation programs, we urge you to carefully consider the information included in the “Executive Compensation” section of this proxy statement, including the “Compensation Discussion and Analysis,” which describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the fiscal year ended December 29, 2019.

The Board believes that the executive compensation as disclosed in the Compensation and Disclosure Analysis, the accompanying tables and other disclosures in this proxy statement is consistent with our pay-for-performance compensation philosophy and aligns with the pay practices of our executive compensation peer group. Further, the Board believes that the Company’s commitment to linking compensation and the achievement of our near- and long-term business goals has helped drive our performance over time, without encouraging excessive risk-taking by management.

For the reasons described above, as discussed more fully in the Compensation and Disclosure Analysis, the Board of Directors recommends that shareholders vote to approve the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

Effect of Proposal

As an advisory vote, this proposal is not binding; however, our Compensation Committee and Board of Directors value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

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Executive Officers

Our executive officers are:

Name	Age	Position
Cheryl J. Henry	46	President and Chief Executive Officer
Michael P. O’Donnell	64	Executive Chairman
Arne G. Haak	52	Executive Vice President and Chief Financial Officer
Susan L. Mirdamadi	57	Executive Vice President and Chief Administrative Officer
Alice G. Givens	48	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
David E. Hyatt	57	Senior Vice President and Chief People Officer

For information with respect to Cheryl J. Henry and Michael P. O’Donnell, please see the information about the members of our Board of Directors beginning on page 8.

Mr. Haak has served as Executive Vice President and Chief Financial Officer since August 2011. From 1999 through 2011, Mr. Haak held a number of leadership positions with AirTran Airways (“AirTran”) (NYSE: AAI), which is now a wholly owned subsidiary of Southwest Airlines Co. (NYSE: LUV). From 2008 to 2011, Mr. Haak served as AirTran’s Senior Vice President of Finance and Chief Financial Officer. From 2005 to 2008, Mr. Haak served as AirTran’s Vice President of Finance and Treasurer. Mr. Haak has also held various positions with U.S. Airways, Inc. (NYSE: LCC) in pricing and revenue management.

Ms. Mirdamadi has served as our Executive Vice President and Chief Administrative Officer since October 2018. Prior to that, she was Senior Vice President and Chief Services Officer from June 2017 until October 2018. She joined Ruth’s Hospitality Group in June 2012 as Chief Information Officer. Prior to that she held various Operations and IT leadership positions at Denny’s Corporation (NASDAQ: DENN) from 2000 until 2012, including Vice President, Operations Services and Chief Information Officer.

Ms. Givens has served as Senior Vice President, General Counsel and Chief Compliance Officer since August 2019 and was Vice President, General Counsel and Chief Compliance Officer from February 2016 until August 2019. Prior to that, she was at J.Crew Group, Inc. (NYSE: JCG) as Vice President, Associate General Counsel from 2012 – 2016 and Vice President, Senior Corporate Counsel from 2007 – 2012. From 1996 to 2007, she served in various legal and compliance roles for Circuit City Stores, Inc. (NYSE: CC), a consumer electronics retailer.

Mr. Hyatt has served as Senior Vice President and Chief People Officer since June 2019. Prior to that, he was Managing Director, Colorado Campus at the Center for Creative Leadership from 2016 to 2019. From 2010 until 2016, Mr. Hyatt was President of ON, Inc., a consulting firm focused on leadership development and organizational culture. Mr. Hyatt also held various positions from 1998—2010, including as President at Corvirtus, an HR consultancy focused on hiring, development and retention through assessments, performance development tools and employee experience surveys. From 1994 – 1998, he was in consulting roles with National Computer Systems and from 1990 – 1994 he was an Assistant Professor at the University of Wisconsin, Oshkosh.

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Report of the Compensation Committee

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:

Robin P. Selati, Chairman

Mary L. Baglivo

Carla R. Cooper

Compensation Discussion & Analysis

This Compensation Discussion and Analysis is designed to provide shareholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. This discussion addresses the compensation program in place for fiscal year 2019 for our Named Executive Officers, including our current and former Chief Executive Officer, Chief Financial Officer, and our other Named Executive Officers. Compensation decisions discussed in this Compensation Discussion and Analysis were made prior to the rapidly unfolding developments of COVID-19. The Compensation Committee will consider the impacts of this pandemic on our business, financial results, employees and shareholders in evaluating and making future compensation decisions with respect to 2020 performance.

For 2019, our Named Executive Officers were:

•	Cheryl J. Henry, our President & Chief Executive Officer;

•	Michael P. O’Donnell, our Executive Chairman;

•	Arne G. Haak, our Executive Vice President and Chief Financial Officer;

•	Susan L. Mirdamadi, our Executive Vice President and Chief Administrative Officer; and

•	Alice G. Givens, our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary.

Executive Overview

Highlights of 2019

In fiscal year 2019, we grew our comparable restaurant sales, our total revenues and our EPS, marking our 10th consecutive year of sales and earnings growth. We successfully integrated three new franchise locations into the Company’s system and opened two new Company-operated restaurants. We also continued our evolution of the Ruth’s Chris Steak House brand through remodels, enhanced experiences and compelling product offerings for our guest. Our sales growth was offset by record high beef prices, continued labor pressure from minimum wage increases and low unemployment coupled with overall traffic declines in the fine dining industry. As a result, our results reflected growth from the prior year but fell short of targets we had established for 2019.

•	Total revenues up 3% to $468.0 million, compared to $452.3 million in 2018.

•	Comparable restaurant sales growth of 1%, marking our tenth consecutive year of comparable restaurant sales growth.

•

Total operating income up 2% to $52.5 million, compared to $51.7 million in 2018, reflecting a $13.9 million increase in restaurant sales, partially offset by increased food and beverage costs, increased restaurant operating expenses, and depreciation and amortization expenses.

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•	Net income up 1% to $42.2 million, compared to $41.7 million in 2018.

•	GAAP diluted earnings per share up 4% to $1.44, compared to $1.38 in 2018.

•	Annual dividend up 18% to $0.52 per share, compared to $0.44 per share for 2018.

•	Opened two new restaurants in 2019 and integrated into our system three restaurants which were acquired from a franchisee in July 2019.

•	Returned capital to shareholders through share repurchases of $25.8 million and dividends of $15.6 million.

Our financial results for fiscal year 2019 yielded the following incentive compensation payments:

•

2019 Bonus. Under our Bonus Plan, the Company’s results exceeded the prior year’s actual Adjusted EBITDA but fell short of the 2019 EBITDA target, resulting in payouts equal to approximately 45.9% of each Named Executive Officer’s respective target bonus amount.

•

2019 Equity Awards. For the portion of our annual restricted stock grants that is performance based, the Company’s results for Adjusted EBITDA and Adjusted EPS fell below their respective targets, resulting in fewer shares being awarded under these annual performance-based grants.

Compensation Objectives and Program Structure

The overall philosophy of our compensation programs is to create value for our shareholders by using all elements of executive compensation to reinforce a results-oriented management culture focusing on our level of earnings and performance as compared to our annual operating plan and industry competitors, the achievement of longer-term strategic goals and objectives and specific individual performance. Accordingly, our executive compensation program has been designed to achieve the following objectives:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business results with the goal of enhancing stockholder value;

•	align the interests of our executives and shareholders; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

Our executive compensation program is generally designed to be similar to the programs that are offered at nationwide restaurant companies comparable to us. We attempt to set our target total compensation opportunities generally consistent with the median level because of the desire to attract and retain top-level executives in the market in which we operate and compete for talent and because we believe that compensation should only exceed the market median when performance exceeds our targets. We believe that this benchmarking process is an important part of our Compensation Committee’s decision-making process.

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Compensation Elements

The components of our compensation program include:

Short-Term Compensation		Long-Term Compensation	Total Indirect Compensation
Base Salary	Performance-Based Cash Bonuses	Long-Term Incentive Awards	Other Compensation and Benefits
Fixed cash component	Cash bonus based on personal and company performance (subject to meeting minimum adjusted EBITDA level for the year) Metrics: personal goals and adjusted EBITDA	Annual restricted stock awards and long-term retention-based restricted stock vesting over multiple years Metrics: tenure/retention requirements, prior year adjusted EBITDA and adjusted EPS	Modest perquisites and employee benefits generally available to all team members, including automobile allowances, medical benefit plans, life and accidental death and dismemberment insurance, long-term disability plans, 401(k) matching, non-qualified deferred compensation plan (employee contributions only), and additional benefits payable upon a change in control

The total compensation program for the Named Executive Officers includes base salary, performance-based cash incentive compensation under our Bonus Plan, long-term equity incentive compensation benefits and modest perquisites.

Our Compensation Committee is focused on providing a total compensation package that is performance-based, and utilizes short- and long-term incentives. We allocate a substantial portion of the total annual compensation paid to the Named Executive Officers to variable compensation, including bonus opportunities and equity incentive awards. We believe that equity incentive awards are an important part of the compensation package because they incent the management team to think of the business from a long-term perspective similar to that of an owner.

Incentive Compensation Metrics

To align compensation with our business strategy of creating value for our shareholders, we historically have used adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, adjusted for store closures and the impact of unbudgeted mid-year executive compensation changes) and adjusted EPS (earnings per diluted share, excluding the impact of store closures, non-recurring tax items and the impact of unbudgeted mid-year executive compensation changes) as the metrics for our long-term incentive awards and adjusted EBITDA for our performance-based annual cash bonuses. We believe that adjusted EBITDA tends to provide a true measure of profitability by aligning incentives with stockholder value and that adjusted EPS tends to represent sustained value for shareholders. Some of the key drivers that affect adjusted EBITDA and adjusted EPS are as follows:

Adjusted EBITDA	Adjusted EPS
• Revenues • Restaurant Sales • Franchise Income • Other • Operating costs and expenses	• Revenues • Restaurant Sales • Franchise Income • Other • Operating costs and expenses • Interest, tax, depreciation and amortization expense

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Provided that the minimum pre-determined adjusted EBITDA and adjusted EPS levels are achieved for the year, then we also evaluate individual contributions and accomplishments for determining incentive compensation. This may include (depending on the executive) same store sales, entrée count, traffic, development of additional operating units, addition of operating weeks, increase in check average, completion of acquisitions or transactions, settlement of litigation, risk management, brand protection initiatives and management of third-party vendor costs.

Process for Setting Compensation

Our Compensation Committee sets the pay range and specific components of the total compensation package for each of our Named Executive Officers. In establishing the compensation for the Named Executive Officers, the Compensation Committee consults with its independent compensation consultant and also considers the recommendation of the Chief Executive Officer, with the exception of her own compensation, which is determined solely by the Compensation Committee with advice from its independent consultant. Any salary increase or other adjustment is approved by our Compensation Committee.

Our Compensation Committee considers Company performance, both operational and financial, in determining compensation. In connection with its compensation review, our Compensation Committee engages Willis Towers Watson to review and evaluate our compensation objectives and program structure relative to the marketplace. In July 2019, the company engaged Willis Towers Watson to update the compensation review that had last been performed four years prior to that. For purposes of the review, Willis Towers Watson relied on both its own and other compensation databases, as well as its experience with restaurant sector and general industry companies with annual revenues similar to that of the Company, and research from the proxy statements of companies considered peers of the Company. Willis Towers Watson also develops marketplace base salary, target annual incentive opportunity, target total annual compensation, actual total annual compensation, long-term incentive award level, target total direct compensation, and actual total direct compensation rates at the 25th, 50th, and 75th percentiles, which were used as a reference to assist the Committee in designing and maintaining the Company’s compensation programs. Willis Towers Watson reviews all methods of compensation and compares the Company’s levels and method of compensation to a Company-approved executive compensation peer group.

The Compensation Committee also engaged Willis Towers Watson to update the Company’s executive compensation peer group in 2019. The Compensation Committee considers the peer group data when benchmarking executive compensation but also takes into consideration that the Company is an industry leader in fine dining. Although our revenues and market capitalization are in line with many peers, our margins, return on invested capital and sales growth differentiate us from most of our peers. The Compensation Committee exercises its independent judgement to account for differences between the Company and the peer group in terms of ownership structure, dining industry segment, size and complexity of operations, sourcing pool for executive talent and other differentiators. The peer group includes:

• BJ’s Restaurants, Inc.	• Cracker Barrel Old Country Store, Inc.	• Fiesta Restaurant Group, Inc.

• Bloomin’ Brands, Inc.	• Dave & Buster’s Entertainment, Inc.	• Jack In The Box, Inc.

• Brinker International, Inc.	• Del Frisco’s Restaurant Group, Inc.	• Potbelly Corporation

• Cheesecake Factory Incorporated	• Denny’s Corporation	• Red Robin Gourmet Burgers Inc.

• Chuy’s Holdings, Inc.	• El Pollo Loco Holdings, Inc.	• Shake Shack Inc.

• Texas Roadhouse Inc.

Updates to the peer group in 2019 include the replacement of Bojangles’, Inc., Sonic Corp. and Zoe’s Kitchen, Inc. with Chuy’s Holdings, Inc., Jack In The Box, Inc. and Potbelly Corporation.

Willis Towers Watson continues to serve as an independent compensation consultant to our Compensation Committee. Our Compensation Committee has assessed the independence of Willis Towers Watson and has concluded that no conflict of interest has existed during Willis Towers Watson’s engagement that would prevent

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Willis Towers Watson from serving as an independent compensation consultant to our Compensation Committee. Our Compensation Committee considers the following factors in determining that its compensation consultant is independent: SEC rules regarding compensation consultant independence, including the amount of fees paid by us as a percentage of the consulting firm’s total revenue, conflict of interest policies of the consulting firm and business or personal relationships between the consulting firm and the members of our Compensation Committee or our executive officers.

2019 Compensation Considerations

In approving compensation decisions with respect to 2019, our Compensation Committee considered a variety of factors, including the Company’s operational and financial performance, as discussed at the beginning of this Compensation Discussion and Analysis.

In fiscal 2019, our performance goals for the Bonus Plan were based on adjusted EBITDA targets and performance versus the prior year’s adjusted EBITDA. In the future, we may consider using other performance goals . Our 2019 targets were higher than 2018 actual results and 2018 targets. Our performance-based long-term incentive awards of restricted stock for prior-year performance were based on adjusted EBITDA and adjusted EPS. We believe that adjusted EBITDA tends to provide a true measure of profitability by aligning incentives with stockholder value. We believe that adjusted EPS tends to represent sustained value for shareholders. The equity component of executive officers’ compensation, in the form of restricted stock, is designed to reward stock price improvement over the grant-date stock price, which aligns their interests with our shareholders and reinforces our results-oriented management culture for both annual and long-term business results.

The corporate and individual targets under the Bonus Plan are intended to be challenging, yet achievable for our executive officers. The targets are meant to require substantial efforts by executive officers and their teams toward achieving our strategic goals, but at the same time they are intended to be within reach if such significant efforts are made. For example, reaching target adjusted EBITDA performance only results in a payout of 75% of the target award opportunity. Actual performance must exceed target adjusted EBITDA performance measures for our executive officers to receive 100% of the target award opportunity.

Total direct compensation (cash compensation and equity compensation) mix for fiscal year 2019 was allocated as follows for our CEO and our other Named Executive Officers:

Consistent with the executive compensation principles described above, Ms. Henry’s salary and short- and long-term incentive compensation for fiscal 2019 was as follows:

•	Base salary of $750,000, which took effect August 1, 2019;

•	2018 Target bonus opportunity under the Bonus Plan was set at 130% of base salary; actual 2019 award under the Bonus Plan was $447,974 (approximately 45.9% of target award); and

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•	2019 annual long-term incentives were granted in restricted stock awards and long-term retention-based restricted stock awards with a grant date fair value of $1,514,711.

The base salary increase for Ms. Henry was determined by the Compensation Committee based on her achievements and leadership during her first year in the role of President and Chief Executive Officer and were determined to be consistent with the market review conducted by Willis Towers Watson discussed above. Ms. Henry’s 2019 total direct compensation mix is in line with that of our other Named Executive Officers. This compensation mix is intended to retain her and motivate her to lead the Company to produce long-term, sustained financial growth.

The compensation mix for our other Named Executive Officers for fiscal 2019 is illustrated as follows:

Base Salary

Base salary is established based on the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the base salaries of the executive officers, a number of factors are considered, including the individual’s duties and responsibilities, the individual’s experience, the ability to replace the individual, the base salary at the individual’s prior employment, market data on similar positions with competitive companies and information derived from our directors’ experience at other companies. We seek to provide base salaries that are competitive with the marketplace and allow us to attract and retain executive talent.

The Compensation Committee completed a review of the base salaries of all of the executive officers with its independent compensation consultant, Willis Towers Watson, during fiscal 2019. As a result of this review, the base salaries of Ms. Henry and Ms. Givens were increased. This was the first increase in the base salaries of the Named Executive Officers since 2015, other than for promotions. Willis Towers Watson provided the Committee with market compensation information that was used in setting the new base salaries for Ms. Henry and Ms. Givens. The base salaries of the other Named Executive Officers were determined to be in line with the market for those positions.

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Bonuses

Our performance-based cash incentive awards focus on closely aligning rewards with results. The philosophy of our performance-based annual cash incentive awards is simple: a basic reward for reaching minimum expectations and an upside for reaching the Company’s goals.

Under the Bonus Plan, Ms. Henry, Mr. O’Donnell, Mr. Haak, Ms. Mirdamadi and Ms. Givens were eligible to receive cash bonuses based on Company performance over the course of the 2019 fiscal year. The purpose of the Bonus Plan is to encourage a consistent, high standard of excellence for all team members in the home office, including the Named Executive Officers. Bonus awards under the Bonus Plan are determined by our Compensation Committee, subject to approval by our Board, and are based on the financial performance of the Company during the applicable fiscal period as measured against the prior year’s adjusted EBITDA and our Board’s previously approved plan with targeted adjusted EBITDA, adjusted for changes in accounting policies, non-recurring extraordinary transactions, or mid-year changes in executive compensation.

Our goals for the Bonus Plan are based on adjusted EBITDA, as it tends to provide a true measure of profitability by aligning incentives with stockholder value. Bonuses are only payable under the Bonus Plan if adjusted EBITDA during the applicable fiscal period exceeds the prior year’s adjusted EBITDA. If the adjusted EBITDA target is achieved, 75% of target bonus potential is awarded. Once the adjusted EBITDA target is achieved, 50% of the adjusted EBITDA increase over the target is added to the bonus pool until the maximum funding of the bonus pool is achieved (resulting in the payment of 200% of target bonus potential). Practically speaking, our adjusted EBITDA performance must exceed target amounts by some measure before our executive officers will receive 100% of the target Bonus Plan amount. If the adjusted EBITDA target is not achieved, but adjusted EBITDA exceeds adjusted EBITDA for the prior year, a percentage of the bonus potential is awarded equal to 75% times the amount by which adjusted EBITDA exceeds adjusted EBITDA for the prior year, divided by the difference between the adjusted EBITDA target for the current year and adjusted EBITDA for the prior year. Where adjusted EBITDA equals or exceeds the adjusted EBITDA target, the aggregate Bonus Plan pool can be illustrated as follows:

75% x (Base Salary x Target Base Salary %) + 50% * (Adjusted EBITDA – Target Adjusted EBITDA)

The percentage of base salary for each cash bonus is established based on the individual’s level of responsibility. During 2019, the target and maximum cash bonuses were as follows:

Name	Target Base Salary %	Maximum Base Salary %
Cheryl J. Henry	130%	260%
Michael P. O’Donnell	100%	200%
Arne G. Haak	75%	150%
Susan L. Mirdamadi	75%	150%
Alice G. Givens	60%	120%

These percentages are used to calculate the annual bonus amounts and are prorated at a percentage based on the number of weeks worked by the individual in the fiscal year. The actual cash bonuses payable to our executive officers may be less than the calculated cash bonus, depending on the Company’s operational performance, the individual’s performance and certain other factors that may be considered by our Board and our Compensation Committee. There are no minimum cash bonuses established by the Bonus Plan. As a result of Ms. Givens’ promotion, the percentage used to calculate the annual bonus amounts for Ms. Givens was increased to 60% from 35% in order to remain competitive with the market for her new role.

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The following chart shows fiscal 2019 actual adjusted EBITDA in relation to the target and 100% payout and maximum payout levels, as well as to prior year. For fiscal 2019, actual adjusted EBITDA fell short of the 2019 adjusted EBITDA target. For a further illustration of how adjusted EBITDA relates to target EBITDA, see the second table under “Long-Term Incentive Awards” below.

2018 Actual adjusted EBITDA	2019 Actual adjusted EBITDA	2019 Target adjusted EBITDA (75% payout)	2019 adjusted EBITDA level for 100% payout	2019 adjusted EBITDA level for maximum payout
$72,714,000	$74,690,000	$75,940,000	$77,983,000	$86,153,000

Cash bonuses were paid under the Bonus Plan for fiscal 2019 in the following amounts, which equal approximately 45.9% of each officer’s respective target bonus amount. While the Compensation Committee reserves the right to adjust the payout levels for individual performance, if warranted, no adjustments were made for individual performance.

Name	Cash Bonus Amount	% of Base Salary
Cheryl J. Henry	$447,974	60%
Michael P. O’Donnell	$229,730	46%
Arne G. Haak	$129,223	34%
Susan L. Mirdamadi	$117,162	34%
Alice G. Givens	$88,216	28%

Long-Term Incentive Awards

The Company’s equity programs are designed to encourage creation of long-term value for our shareholders, employee retention and stock ownership. The programs currently consist primarily of annual restricted stock awards and long-term retention-based restricted stock awards. Our equity incentive programs are intended to promote a long-term focus on results and to align employee and stockholder interests.

Our process for annual equity grants was based on the recommendation of our Compensation Committee’s independent compensation consultant, Willis Towers Watson. Each of the Company’s executive officers and key employees may receive an annual equity award under the Company’s equity incentive plan. The annual award generally consists of restricted stock with a value that is equal to, at grant, a multiple of base salary that is consistent with the median long-term incentive plan practices of peer companies. Half of the potential restricted stock award is based on tenure, and half of the potential restricted stock award is based on prior year performance, and may have a value that is less than or greater than the targeted multiple of base salary, depending on our performance in the prior year. The Compensation Committee evaluates our prior year performance, and makes the annual awards of restricted stock, in February or March following the fiscal year to which the performance relates. The tenure-based restricted stock will vest in equal annual installments over the three years following the grant date, subject to continued service as an employee and certain other conditions. The restricted stock for prior year performance will vest on the second anniversary of the grant date, subject to continued service as an employee and certain other conditions.

For awards granted in February 2019 and awards granted in February 2020, the target values of the restricted stock awards were based on the below multiples of the Named Executive Officers’ respective salaries. The actual amount received is equal to the below multiples times a multiple for tenure and a performance multiple for adjusted EBITDA and adjusted EPS. If the Company does not achieve adjusted EBITDA or adjusted EPS at or above the level of the prior fiscal year, then only the tenure grant is awarded but no restricted stock is earned for the performance component, which results in total compensation below the median level. If performance exceeds the prior year but does not reach the target level, then the number of shares awarded in respect of performance will be reduced and total compensation will also fall below the applicable market median.

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			Multiple of Base Salary
Name	FY18 Salary	FY19 Salary	Tenure Award		Target Performance Award Based on Adjusted EBITDA		Target Performance Award Based on Adjusted EPS
Cheryl J. Henry(1)	$650,000	$750,000	1.000	x	0.500	x	0.500	x
Michael P. O’Donnell	$675,000	$500,000	1.000	x	0.500	x	0.500	x
Arne G. Haak	$375,000	$375,000	0.500	x	0.250	x	0.250	x
Susan L. Mirdamadi	$340,000	$340,000	0.500	x	0.250	x	0.250	x
Alice G. Givens(2)	$250,000	$320,000	0.400	x	0.200	x	0.200	x

(1)

Ms. Henry’s salary was increased to $750,000 effective August 2019. The multipliers for her Tenure-Based Award, and for the Target Awards based on adjusted EBITDA and adjusted EPS remained the same, at the levels shown in the table above.

(2)

Ms. Givens’ salary was increased to $320,000 effective August 2019 in connection with her promotion to Senior Vice President. The multipliers for her Tenure-Based Award, and for the Target Awards based on adjusted EBITDA and adjusted EPS were increased to the levels shown in the table above.

Consistent with the above, our Board generally grants annual restricted stock awards to the Named Executive Officers in February or March of each year, taking into account the Compensation Committee’s policy and, with respect to the restricted stock for prior year performance, adjusted EBITDA and adjusted EPS for the prior fiscal year. When performance exceeds performance in the prior year, the performance multiple is equal to 100% times a percentage equal to the actual amount of growth over the prior year divided by the target growth amount. When the target is exceeded, the performance multiple is equal to 125% times a percentage equal to actual performance divided by target performance. To illustrate, if the Company’s actual adjusted EBITDA is 110% of the target amount, then a performance multiple equal to 137.5% (125% times 110%) is applied to the target multiples stated above to calculate such executive officer’s payout in respect of adjusted EBITDA. This feature of our long-term retention-based restricted stock awards incentivizes our executive officers to strive to exceed our challenging target performance thresholds.

In February 2019 and February 2020, each named executive officer received a tenure-based restricted stock award and a restricted stock award for fiscal 2018 performance and fiscal 2019 performance, respectively. For fiscal 2018, actual adjusted EBITDA and actual adjusted EPS exceeded their respective targets and for fiscal 2019, actual adjusted EBITDA and actual adjusted EPS fell below their respective targets, which resulted in grants of restricted stock for such performance below the target award value, as set forth in the following chart. Grants made for fiscal 2018 performance are included in the Summary Compensation Table for fiscal 2019 and grants made for fiscal 2019 will be included in next year’s Summary Compensation Table for fiscal 2020.

Metric	2018 Actual	2018 Target	2018 Percentage of Target Award Value	2019 Actual	2019 Target	2019 Percentage of Target Award Value
Adjusted EBITDA	$72,714,000	$69,856,000	130.10%	$74,690,000	$75,940,000	61.3%
Adjusted EPS	$1.415	$1.301	135.95%	$1.437	$1.486	31.3%

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Benefits

The Company’s benefits philosophy for executive officers is that benefits should provide employees protection from catastrophic events, enable employees to plan for their future and be competitive in order to attract and retain a high-quality workforce. The types of benefits provided to the Named Executive Officers, which are generally the same as those of the entire company, consist of medical benefits plans, life and accidental death and dismemberment insurance plans, long-term disability plans and 401(k) matching contributions. In addition, the executive officers receive automobile allowances.

The Company maintains a non-qualified deferred compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available through Fidelity Investments, the plan’s record keeper, as selected by each participant. The Company does not contribute or match contributions to these accounts.

The Company also allows its executive officers to dine in its restaurants as a benefit in order to permit these officers to conduct quality control tests.

Anti-Hedging and Pledging Policy

The Company’s Insider Trading Policy prohibits our Named Executive Officers and other executive officers from hedging or entering into margin transactions, and pledging Company securities as collateral for loans or other transactions. Additional information about our policy can be found in “Director Compensation – Stock Ownership Requirements and Anti-Hedging and Pledging Policy” on page 21.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and to each other officer (other than our Chief Financial Officer) whose compensation is required to be reported to our shareholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Pursuant to tax legislation signed into law on December 22, 2017 commonly known as the Tax Cuts and Jobs Act (the “Tax Act”), for taxable years beginning after December 31, 2017, the Section 162(m) deduction limitation is expanded so that it also applies to compensation in excess of $1 million paid to a public company’s chief financial officer. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, the Tax Act eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executives described above will not be deductible by us, subject to the transition relief. The Compensation Committee intends to maintain strong pay-for-performance alignment of executive compensation arrangements regardless of the tax deductibility of such compensation.

Severance and Termination Arrangements

Ms. Henry, Mr. O’Donnell, Mr. Haak and Ms. Mirdamadi have employment agreements that provide for payments upon a termination of employment by the executive for good reason, by the Company without cause or upon death or disability as described later in this proxy statement in the section entitled “Employment Agreements.” Likewise, the Bonus Plan provides for partial payment of bonus amounts to our Named Executive Officers upon death, disability or change in control based on the bonus amount earned prior to such triggering event. The Company believes that these agreements and plans effectively create incentives for its executives to build stockholder value without the fear of losing employment for situations other than for cause. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements.

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We do not have an employment agreement with Ms. Givens. Ms. Givens’ unvested shares of restricted stock granted under the 2005 Long-Term Equity Incentive Plan would vest if there is a change in control of the Company and she were terminated without cause within one year after such change in control. Ms. Givens’ unvested shares of restricted stock granted under the 2018 Omnibus Incentive Plan are not subject to accelerated vesting if there is a change in control of the Company. In the event of Ms. Givens’ death or disability, the equity incentive plans provide that her unvested shares of restricted stock that would have vested within one year following her termination due to death or disability would accelerate and become fully vested. Under the terms of the Bonus Plan, in the event of her death, disability or in the event of a change in control, Ms. Givens would be entitled to a bonus payment based upon the amount of the bonus actually earned prior to such event.

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Executive Compensation Tables

Summary Compensation Table

The following table summarizes the total compensation earned in 2017, 2018 and 2019 by our Named Executive Officers:

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total ($)
Cheryl J. Henry	2019	$691,154	$1,514,711	$447,974	$179,389	$2,833,228
President and Chief	2018	$503,231	$4,722,801	$735,211	$144,386	$6,105,628
Executive Officer	2017	$410,000	$699,338	$210,708	$110,256	$1,430,302
Arne G. Haak	2019	$375,000	$436,931	$129,223	$81,659	$1,022,813
EVP and Chief Financial	2018	$375,000	$353,084	$318,120	$86,068	$1,132,272
Officer	2017	$375,000	$426,431	$180,675	$84,843	$1,066,949
Michael P. O’Donnell	2019	$643,750	$1,572,952	$229,730	$145,293	$2,591,725
Executive Chairman	2018	$675,000	$1,271,086	$763,488	$155,205	$2,864,779
	2017	$675,000	$1,535,119	$433,621	$173,815	$2,817,554
Susan L. Mirdamadi	2019	$340,000	$746,247	$117,162	$56,657	$1,260,067
EVP and Chief	2018	$307,692	$282,472	$288,419	$43,900	$922,483
Administrative Officer	2017	$284,115	$462,056	$115,632	$38,534	$900,337
Alice G. Givens	2019	$273,192	$450,407	$88,216	$11,418	$823,234
SVP and General Counsel

(1)

Represents the grant date fair value of restricted stock, computed in accordance with ASC Topic 718 (formerly FAS 123R). For a discussion of the assumptions and methodologies used in calculating the grant date fair value of these awards, please see Notes 2(q) and 14 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal years 2019 and 2018 and Notes 2(q) and 15 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal year 2017. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures. Amounts for each fiscal year includes the aggregate grant date fair value computed in accordance with ASC Topic 718 of restricted stock granted as tenure-based awards in such fiscal year and restricted stock granted in such fiscal year for the prior year’s performance. Amounts for each fiscal year also includes the aggregate grant date fair value computed in accordance with ASC Topic 718 of grants made during such year, including the special long-term retention-based restricted stock awards granted in August 2018 to Cheryl Henry in connection with the Company’s succession plan, restricted stock granted to Ms. Mirdamadi in April 2017 in connection with her promotion to Senior Vice President & Chief Services Officer, and a grant of restricted stock to Ms. Givens in August 2019 in connection with her promotion to Senior Vice President. The August 2018 grant to Ms. Henry will not begin to vest until 2021 and will only become fully vested on August 10, 2023 if Ms. Henry remains employed with the Company through that date. See “Grants of Plan-Based Awards” table for additional details about grants made during fiscal 2019.

(2)	The amounts in this column represent amounts earned under the Company’s Bonus Plan, which are described under “Compensation Discussion and Analysis—Bonuses.”

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(3)

The amounts in the “All Other Compensation” column consist of dividends on unvested restricted stock, automobile allowances, group life insurance premium reimbursements and 401(k) matching contributions as follows:

Named Executive Officer	Dividends on Unvested Restricted Stock	Automobile Allowance	Group Life Insurance Premium Reimbursements	401(k) Matching Contributions
Cheryl J. Henry	$166,579	$12,000	$810	—
Arne G. Haak	$67,988	$10,800	$897	$1,974
Michael P. O’Donnell	$127,755	$12,000	$3,564	$1,974
Susan L. Mirdamadi	$46,761	$8,400	$1,496	—
Alice G. Givens	$9,031	—	$413	$1,974

Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards made to each of the Named Executive Officers during fiscal 2019:

		Estimated Possible Payout Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Cheryl J. Henry			$975,000	$1,950,000
Tenure Grant (2)	2/25/2019				34,178	$864,703
Performance Grant (3)	2/25/2019				25,692	$650,008
Arne G. Haak			$281,250	$562,500
Tenure Grant (2)	2/25/2019				9,859	$249,433
Performance Grant (3)	2/25/2019				7,411	$187,498
Michael P. O’Donnell			$500,000	$1,000,000
Tenure Grant (2)	2/25/2019				35,492	$897,948
Performance Grant (3)	2/25/2019				26,680	$675,004
Susan L. Mirdamadi			$255,000	$510,000
Promotion Grant (4)	2/5/2019				15,000	$350,100
Tenure Grant (2)	2/25/2019				8,939	$226,157
Performance Grant (3)	2/25/2019				6,719	$169,991
Alice G. Givens			$192,000	$384,000
Tenure Grant (2)	2/25/2019				2,629	$66,514
Performance Grant (3)	2/25/2019				1,976	$49,993
Promotion Grant (4)	8/1/2019				15,000	$333,900

(1)	Represents possible payouts for 2019 under the Company’s non-equity incentive plans, which we refer to as the Bonus Plan as described under “Compensation Discussion and Analysis—Bonuses.”
(2)	Represents shares of restricted stock granted as a tenure-based award. These shares will vest pro-rata over three years.
(3)	Represents shares of restricted stock granted as a performance-based award for fiscal 2018 performance. These shares will cliff vest after two years.
(4)	Represents an award made upon promotion to a role of increased responsibility. These shares will vest pro-rata over three years.

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Outstanding Equity Awards Table

The following table summarizes the outstanding equity awards held by our Named Executive Officers as of the end of fiscal 2019:

	Option Awards				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)(2)	Market Value of Shares of Stock that have not Vested ($)
Cheryl J. Henry					62,500	$1,349,375
					5,468	$118,054
					10,972	$236,885
					8,283	$178,830
					125,000	$2,698,750
					34,178	$737,903
					25,692	$554,690

Total:					272,093	$5,874,488

Arne G. Haak					75,000	$1,619,250
					3,334	$71,981
					6,690	$144,437
					5,051	$109,051
					9,859	$212,856
					7,411	$160,003

Total:					107,345	$2,317,579

Michael J. O’Donnell					75,000	$1,619,250
					12,002	$259,123
					24,084	$519,974
					18,183	$392,571
					35,492	$766,272
					26,682	$576,021

Total:					191,441	$4,133,211

Susan L. Mirdamadi					25,000	$539,750
					1,414	$30,528
					15,000	$323,850
					5,352	$115,550
					4,041	$87,245
					15,000	$323,850
					8,939	$192,993
					6,719	$145,063

Total:					81,465	$1,758,829

Alice G. Givens					891	$19,237
					1,784	$38,517
					1,347	$29,082
					2,629	$56,760
					1,976	$42,662
					15,000	$323,850

Total:					23,627	$510,107

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(1)	The market value is based on the Company’s closing stock price on December 27, 2019 of $21.59.
(2)

Amounts in this column represent shares of restricted stock granted under the Amended and Restated 2005 Long-Term Equity Incentive Plan or the 2018 Omnibus Incentive Plan. The vesting dates of outstanding unvested restricted stock grants at December 29, 2019 are as follows:

Name	Grant Date	Equity Plan	Number of Unvested Shares Remaining from Original Grant	Number of Shares Vesting and Vesting Date in 2020	Number of Shares Vesting and Vesting Date in 2021	Number of Shares Vesting and Vesting Date in 2022 and Later
Cheryl J. Henry	6/15/2015	2005 Plan	62,500	31,250 on 6/15/2020	31,250 on 6/15/2021
	3/11/2017	2005 Plan	5,468	5,468 on 3/11/2020
	3/13/2018	2005 Plan	10,972	10,972 on 3/13/2020
	3/13/2018	2005 Plan	8,283	4,141 on 3/13/2020	4,142 on 3/13/2021
	8/10/2018	2018 Plan	125,000		41,666 on 8/10/2021	41,666 on 8/10/2022 41,668 on 8/10/2023
	2/25/2019	2018 Plan	34,178		34,178 on 3/13/2021
	2/25/2019	2018 Plan	25,692	8,563 on 3/13/2020	8,563 on 3/13/2021	8,566 on 3/13/2022
Arne G. Haak	6/15/2015	2005 Plan	75,000	37,500 on 6/15/2020	37,500 on 6/15/2021
	3/11/2017	2005 Plan	3,334	3,334 on 3/11/2020
	3/13/2018	2005 Plan	6,690	6,690 on 3/13/2020
	3/13/2018	2005 Plan	5,051	2,525 on 3/13/2020	2,526 on 3/13/2021
	2/25/2019	2018 Plan	9,859		9,859 on 3/13/2021
	2/25/2019	2018 Plan	7,411	2,470 on 3/13/2020	2,470 on 3/13/2021	2,471 on 3/13/2022
Michael J. O’Donnell	6/30/2015	2005 Plan	75,000	75,000 on 6/30/2020
	3/11/2017	2005 Plan	12,002	12,002 on 3/11/2020
	3/13/2018	2005 Plan	24,084	24,084 on 3/13/2020
	3/13/2018	2005 Plan	18,183	9,090 on 3/13/2020	9,093 on 3/13/2021
	2/25/2019	2018 Plan	35,492		35,492 on 3/13/2021
	2/25/2019	2018 Plan	26,682	8,893 on 3/13/2020	8,893 on 3/13/2021	8,894 on 3/13/2022
Susan L. Mirdamadi	6/15/2015	2005 Plan	25,000	12,500 on 6/15/2020	12,500 on 6/15/2021
	3/11/2017	2005 Plan	1,414	1,414 on 3/11/2020
	4/25/2017	2005 Plan	15,000	3,750 on 4/25/2020	3,750 on 4/25/2021	3,750 on 4/25/2022 3,750 on 4/25/2023
	3/13/2018	2005 Plan	5,352	5,352 on 3/13/2020
	3/13/2018	2005 Plan	4,041	2,020 on 3/13/2020	2,021 on 3/13/2021
	2/5/2019	2018 Plan	15,000	4,999 on 2/5/2020	4,999 on 2/5/2021	5,002 on 2/5/2022
	2/25/2019	2018 Plan	8,939		8,939 on 3/13/2021
	2/25/2019	2018 Plan	6,719	2,239 on 3/13/2020	2,239 on 3/13/2021	2,241 on 3/13/2022
Alice G. Givens	3/11/2017	2005 Plan	891	891 on 3/11/2020
	3/13/2018	2005 Plan	1,784	1,784 on 3/13/2020
	3/13/2018	2005 Plan	1,347	673 on 3/13/2020	674 on 3/13/2021
	2/25/2019	2018 Plan	2,629		2,629 on 3/13/2021
	2/25/2019	2018 Plan	1,976	658 on 3/13/2020	658 on 3/13/2021	660 on 3/13/2022
	8/1/2019	2018 Plan	15,000	4,999 on 8/1/2020	4,999 on 8/1/2021	5,002 on 8/1/2022

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Option Exercises and Stock Vested Table

The following table summarizes the options that were exercised by our Named Executive Officers and the restricted stock held by our Named Executive Officers that vested during 2019:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Cheryl J. Henry	—	—	114,603	$2,677,871
Arne G. Haak	—	—	59,661	$1,415,332
Michael P. O’Donnell	—	—	154,776	$3,737,901
Susan L. Mirdamadi	—	—	22,847	$547,315
Alice G. Givens	—	—	12,597	$325,130

(1)	The amount has been computed based on the closing price of our common stock on the vesting date.

Non-Qualified Deferred Compensation Table

We maintain a Non-Qualified Deferred Compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available through Fidelity Investments, the plan’s record keeper, as selected by each participant. The following table summarizes contributions during 2019 by the only named executive officer who participated along with aggregate earnings/losses for the year and the aggregate balance as of December 29, 2019. We did not make any contributions to the deferred compensation plan during 2019. Named executive officers are fully vested in all contributions to the plan. The amounts listed as executive contributions are included as “Salary” in the Summary Compensation Table. The aggregate earnings are not reflected in “Other Compensation” in the Summary Compensation Table. No portion of the aggregate balance was previously reported as compensation of the named executive officer in the Summary Compensation Table for previous years.

Named Executive Officer	Executive Contributions in 2019	Company Contributions in 2019	Aggregate Earnings in 2019	Aggregate Withdrawals/Distributions in 2019	Aggregate Balance at December 29, 2019
Arne G. Haak	$48,516	—	$28,142	—	$170,900

Pension Benefits

We do not maintain any additional executive retirement programs such as executive pension plans or other executive retirement benefits.

Employment Agreements

Cheryl Henry. Effective August 2018, we entered into a new employment agreement with Ms. Henry under which Ms. Henry agreed to serve as our President and Chief Executive Officer and a member of our Board. Ms. Henry’s base salary was set at $650,000 (subject to annual review) and any annual bonus is under the Home Office Bonus Program. The agreement is for a term of one year from August 10, 2018, with automatic one-year renewals unless otherwise terminated. Pursuant to her employment agreement, if Ms. Henry’s employment is terminated by us without “cause,” or by Ms. Henry for “good reason” (as those terms are defined below) during the employment term, Ms. Henry will be entitled to continue to receive her base salary for 24 months after the date of such termination and 12 monthly payments in the aggregate equal to her prior year bonus compensation and prorated share of earned but not paid bonus for current year. Ms. Henry would also receive 24 months of continued health,

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welfare and retirement benefits, 24 months of automobile allowance payments pursuant to current Company guidelines, all unreimbursed expenses and continued vesting rights for her options and restricted stock for 24 months following such termination. In the event Ms. Henry’s employment is terminated without cause and there has been a change in the composition of more than a majority of the Board within the two-year period from August 10, 2018, Ms. Henry would also be entitled to an additional payment of 50% of her then-current annual base salary as of the date of such termination. In the event the company is sold at any time during the term of employment, all of Ms. Henry’s equity awards will immediately vest. Ms. Henry has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following her termination.

Michael P. O’Donnell. Effective August 2018, we entered into a revised employment agreement with Mr. O’Donnell outlining the terms by which Mr. O’Donnell would serve as our Executive Chairman and a member of our Board. Under this agreement, Mr. O’Donnell’s base salary remained at $675,000 until March 31, 2019 when it was reduced to $500,000 and any annual bonus is under the Home Office Bonus Plan. The agreement is for a term of one year from August 10, 2018, with automatic one-year renewals unless otherwise terminated. Pursuant to his employment agreement, if Mr. O’Donnell’s employment is terminated by us without “cause” or by Mr. O’Donnell for “good reason” (as those terms are defined below) during the employment term, Mr. O’Donnell will be entitled to continue to receive his remaining cash compensation owed through the remainder of the then current term. Mr. O’Donnell would also receive 18 months of continued health, welfare and retirement benefits, 18 months of automobile allowance pursuant to current Company guidelines, all unreimbursed expenses and continued vesting rights for his options and restricted stock as if Mr. O’Donnell were still employed. In the event Mr. O’Donnell’s employment is terminated without cause and there has been a change in the composition of more than a majority of the Board within the two-year period from August 10, 2018, Mr. O’Donnell would also be entitled to an additional payment of 50% of his then-current annual base salary as of the date of such termination. In the event the company is sold at any time during the term of employment, all of Mr. O’Donnell’s equity awards will immediately vest. If Mr. O’Donnell’s employment agreement is renewed through and including August 10, 2020 and Mr. O’Donnell provides 30 days’ notice that he wishes to retire on August 10, 2020, Mr. O’Donnell will be entitled to receive upon his retirement 18 months of continued health, welfare and retirement benefits, 18 months of automobile allowance pursuant to current Company guidelines, all unreimbursed expenses and continued vesting rights for his options and restricted stock as if Mr. O’Donnell was still employed. Mr. O’Donnell has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Arne G. Haak. In August 2011, we entered into an employment agreement with Mr. Haak under which Mr. Haak agreed to serve as our Executive Vice President and Chief Financial Officer. Mr. Haak’s current base salary is $375,000 (subject to annual review) and any annual bonus is under the Home Office Bonus Program. The agreement is for a term of one year from August 11, 2011, with automatic one-year renewals unless otherwise terminated. If Mr. Haak’s employment is terminated by us without “cause,” or by Mr. Haak for “good reason” (as those terms are defined below) during the employment term, then the executive will be entitled to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. Haak would also receive 12 months of continued health, welfare and retirement benefits, 12 months of automobile allowance pursuant to current Company guidelines, all unreimbursed expenses and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. In the event the company is sold at any time during the term of employment, all of Mr. Haak’s equity awards will immediately vest. Mr. Haak has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Susan L. Mirdamadi. In October 2018, we entered into an employment agreement with Ms. Mirdamadi under which she agreed to serve as our Executive Vice President and Chief Administrative Officer. Ms. Mirdamadi’s base salary was set at $340,000 (subject to annual review) and any annual bonus is under the Home Office Bonus Program. The agreement is for a term of one year from October 24, 2018, with automatic one-year renewals

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unless otherwise terminated. Pursuant to her employment agreement, if Ms. Mirdamadi’s employment is terminated by us without “cause,” or by Ms. Mirdamadi for “good reason” (as those terms are defined below) during the employment term, Ms. Mirdamadi will be entitled to continue to receive her base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of her prior year bonus compensation. Ms. Mirdamadi would also receive 12 months of continued health, welfare and retirement benefits, 12 months of automobile allowance payments pursuant to current Company guidelines, all unreimbursed expenses and continued vesting rights for her options and restricted stock for 12 months following such termination. In the event the company is sold at any time during the term of employment, all of Ms. Mirdamadi’s equity awards will immediately vest. Ms. Mirdamadi has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following her termination.

The employment agreements for our executive officers define “cause” as meaning, subject to any applicable cure periods, (i) an officer’s theft, embezzlement, perpetration of fraud, misappropriation of property or attempts at such; (ii) any act of disloyalty, misconduct or moral turpitude by an officer that is injurious to the Company; or (iii) an officer’s willful disregard of a lawful directive given by a superior or our Board of Directors or a violation of the Company’s employment policy.

The employment agreements for our executive officers define “good reason” to mean (i) the assignment by our Board of Directors to an officer of any material duties that are clearly inconsistent with the officer’s status, title and position, (ii) failure by the Company to pay the officer any amounts required under the officer’s employment agreement with which failure continues uncured for a period of 15 days after written notice is given, (iii) a material relocation of the Company requiring the executive to relocate or (iv) upon notice of the Company’s intent not to renew the agreement. Additionally, in the case of Mr. O’Donnell, the definition of good reason includes the limited instance where Mr. O’Donnell provides 30 days’ notice that he wishes to retire on August 10, 2020, assuming his employment agreement is renewed through and including that date, as described above.

Except as specifically described herein, all options and restricted stock issued under the Company’s equity incentive plans, whether or not then exercisable (as applicable), generally cease vesting when a grantee ceases to be an employee unless otherwise provided in an employment agreement.

Estimated Cash Payments Upon Termination or Change in Control

The table below shows the estimated cash payments that our Named Executive Officers would receive if their employment was terminated under various circumstances, or in connection with a Change in Control, based on the terms of the plans and agreements that were in effect as of December 29, 2019.

In the event of the death or disability of a Named Executive Officer, all Named Executive Officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. In the case of a grantee’s death or disability, the number of shares of restricted stock for which the restrictions will have lapsed within one year of the grantee’s death or disability will become fully vested. Under the Bonus Plan, the executive officer shall receive a vested right to his or her bonus payment in an amount equal to the earned bonus amount as of the time of death or disability.

In the event of a change in control during Ms. Henry’s, Mr. O’Donnell’s, Mr. Haak’s or Ms. Mirdamadi’s respective terms of employment, all equity awards held by such officer will immediately vest pursuant to the terms of such officer’s employment agreement. Ms. Givens’ unvested shares of restricted stock granted under the 2005 Long-Term Equity Incentive Plan would vest if she were terminated without cause within one year after a change in control. Ms. Givens’ unvested shares of restricted stock granted under the 2018 Omnibus Incentive Plan are not subject to accelerated vesting in the event of a change in control. If we undergo a change in control, the committee administering the Amended and Restated 2005 Long-Term Equity Incentive Plan and the 2018 Omnibus Incentive Plan (the “Equity Plans”) may accelerate the vesting of restricted stock grants under the Equity Plans for Ms. Givens and/or other participants in the Equity Plans.

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Under the Bonus Plan, the executive officer shall receive a vested right to his or her bonus payment in an amount equal to the earned bonus amount as of the time of the change in control.

For purposes of the Equity Plans and the Bonus Plan, a change in control is triggered if (a) any person or group is or becomes the beneficial owner of 50% or more of the Company’s voting securities, (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the shareholders was approved by at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved cease to constitute a majority of the Board, (c) the Company merges or consolidates with any other corporation (unless the Company’s voting securities continue to represent more than 50% of the combined voting power of the surviving entity) or (d) a plan of complete liquidation or a sale or disposition of the Company of all or substantially all of its assets is consummated (other than the sale or disposition of all or substantially all of the assets of the Company to persons who beneficially own 50% or more of the Company’s voting securities).

Named Executive Officer	Cash Severance ($)(1)	Bonus ($)(2)	Continued or Accelerated Vesting of Restricted Stock ($)(3)	Continued Vesting of Options ($)	Health and Welfare Benefits ($)(4)	Automobile Allowance ($)(5)	Total ($)
Cheryl J. Henry
Termination without cause or Termination with Good Reason	$1,500,000	$1,183,185	$3,890,367	—	$41,562	$24,000	$6,639,114
Change in Control		$447,974	$5,874,488	—			$6,322,462
Death or Disability	—	$447,974	$1,303,906	—	—	—	$1,751,880
Arne G. Haak
Termination without cause or Termination with Good Reason	$375,000	$159,060	$1,133,885	—	$20,595	$10,800	$1,699,340
Change in Control		$129,223	$2,317,579	—			$2,446,802
Death or Disability	—	$129,223	$1,133,885	—	—	—	$1,263,108
Michael P. O’Donnell
Termination without cause or Termination with Good Reason	$309,615	—	$4,133,211	—	$22,406	$18,000	$4,483,233
Change in Control		$229,730	$4,133,211	—			$4,362,941
Death or Disability	—	$229,730	$2,786,600	—	—	—	$3,016,330
Susan L. Mirdamadi
Termination without cause or Termination with Good Reason	$340,000	$144,210	$696,796	—	$14,699	$8,400	$1,204,105
Change in Control		$117,162	$1,758,829	—			$1,875,991
Death or Disability	—	$117,162	$696,796	—	—	—	$813,958
Alice G. Givens
Termination without cause or Termination with Good Reason	—	—	—	—	—	—	—
Change in Control	—	$88,216	—	—	—	—	$88,216
Death or Disability	—	$88,216	$194,418	—	—	—	$282,634

(1)

Includes multiples of salary specified in each named executive officer’s employment agreement as described on page 40. For Ms. Henry and Mr. O’Donnell, additional cash severance of $375,000 and $250,000, respectively, would be due if a change in the composition of more than a majority of the Board had occurred as of December 29, 2019.

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(2)

Based on payment of (i) a percentage of the named executive officer’s performance-based cash incentive award compensation paid under the Bonus Plan in respect of fiscal year 2018, and (ii) a prorated share of an earned but unpaid bonus for fiscal year 2019 under the Bonus Plan in the event of death, disability or a change in control (or, for Ms. Henry only, a termination without cause or a termination with good reason), as specified in each named executive officer’s employment agreement as described on page 40. Because December 27, 2019, is the last business day of our fiscal year, the prorated amounts for their prorated share of an earned but unpaid bonus for fiscal year 2019 presented in this table are equal to the amounts earned under each executive officer’s respective bonus plan for the entirety of fiscal 2019. Because Mr. O’Donnell’s employment agreement requires him to be an employee at the end of a fiscal year to receive a bonus and does not otherwise provide for a bonus in the event of a termination without cause or termination for good reason, no prorated bonus for fiscal year 2020 is presented in this table.

(3)

Value is based on the closing price on December 27, 2019 of $21.59. Represents continued or accelerated vesting of restricted stock for the applicable period provided by each executive officer’s employment agreement, as noted on page 40. Ms. Givens’ 4,022 unvested shares of restricted stock granted under the 2005 Long-Term Equity Incentive Plan with a value of $86,835 would have become vested if she were terminated without cause within one year of a change in control.

(4)

Amount represents premiums that will be paid by the Company in respect to health insurance, group term life insurance and other medical benefits after termination of employment for the applicable period provided by each executive officer’s employment agreement, as noted above.

(5)

Based on the value, as of December 29, 2019, of the current pre-established automobile allowance that would be received by the executive officer for the applicable period provided by each executive officer’s employment agreement, as noted above.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer. We determined our median employee based on the total cash compensation paid during the first 10 months of 2019 to each of our approximately 5,740 employees (excluding the Chief Executive Officer) as of November 1, 2019 (annualizing in the case of full- and part-time employees who joined the Company during 2019). In accordance with SEC rules, we used the same median employee in 2019 who we identified in our proxy statement for fiscal year 2018. There were no changes to our employee population or our compensation plans that would result in a significant change to our pay ratio disclosure. The annual total compensation of the median employee for 2019 was $33,330. As reported in the Summary Compensation Table on page 36, our Chief Executive Officer’s compensation was $2,833,228 for 2019.

Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees is 85 to 1. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

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AUDIT MATTERS

PROPOSAL 3 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
✓ Your Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2020.

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for fiscal year 2020 and has further directed that our Board submit the selection of KPMG LLP for ratification by the shareholders at the annual meeting. The stockholder vote is not binding on our Audit Committee. If the appointment of KPMG LLP is not ratified, our Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to the shareholders. Even if the appointment of KPMG LLP is ratified, our Audit Committee may, in its sole discretion, terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and our shareholders.

Fees of Independent Registered Public Accounting Firm

The following table presents fees billed for professional services for the audit of the Company’s financial statement audits for the years ended December 29, 2019 and December 30, 2018, and fees billed for other services in fiscal years 2019 and 2018, in each case rendered by KPMG LLP.

	Fiscal Year Ending
Fee Category	December 29, 2019	December 30, 2018
Audit Fees	$767,265	$688,319
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	$1,780	$1,780

Total Fees	$769,045	$690,099

Audit Fees: Consists of fees billed or estimated to be billed for professional services rendered for the integrated audit of our consolidated financial statements and internal control over financial reporting and the review of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees: None.

Tax Fees: Consists of fees billed for professional services provided by KPMG LLP relating to income tax planning and compliance services.

All Other Fees: Consists of fees billed for a subscription to accounting research software.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved. Additionally, the Audit Committee must pre-approve any permissible non-audit services to be provided to the Company by the independent auditor. The policy also authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

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All audit, audit-related and tax services performed by KPMG LLP in fiscal 2019 and 2018 were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Report of the Audit Committee

The Audit Committee of our Board of Directors reviewed and discussed the audited financial statements with management, which represented that the financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with management the effectiveness of our internal control over financial reporting and the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed our consolidated financial statements for fiscal 2019 and its evaluations of our internal control over financial reporting with KPMG LLP, our independent auditors for fiscal 2019, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of our internal control over financial reporting. The Audit Committee discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission, including AS 1301, “Communications with Audit Committees,” as adopted by the PCAOB and approved by the Securities and Exchange Commission.

The Audit Committee received the written disclosures and the letter from KPMG LLP mandated by applicable requirements of the PCAOB regarding the independent auditors’ communications with the audit committee concerning independence, discussed with KPMG LLP its independence and considered whether the provision of non-audit services provided by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 29, 2019 for filing with the SEC. The Audit Committee has selected KPMG LLP as our independent auditor for fiscal 2020.

This report is submitted by the members of the Audit Committee:

Stephen M. King, Chairman

Giannella Alvarez

Marie L. Perry

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INFORMATION ABOUT STOCK OWNERSHIP

Beneficial Ownership Table

The following table sets forth information known to the Company regarding beneficial ownership of the Company’s common stock, as of April 17, 2020, by each person known by the Company to own more than 5% of our common stock, each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group (twelve persons). The table lists the number of shares and percentage of shares beneficially owned based on 28,591,751 shares of common stock outstanding as of April 17, 2020, which includes unvested restricted stock. Information in the table is derived from SEC filings made by such persons on Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by the Company. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class
Principal Shareholders:
BlackRock, Inc. (2)	4,555,565	15.93%
The Vanguard Group (3)	1,717,319	6.01%
Dimensional Fund Advisors LP (4)	1,574,582	5.51%
Independent Directors:
Giannella Alvarez (5)	24,703	*
Mary L. Baglivo (6)	18,344	*
Carla R. Cooper (7)	46,687	*
Stephen M. King (8)	14,089	*
Marie L. Perry (9)	11,415	*
Robin P. Selati (10)	18,971	*
Named Executive Officers:
Cheryl J. Henry (11)	515,169	1.80%
Arne G. Haak (12)	330,845	1.16%
Michael P. O’Donnell (13)	1,116,036	3.90%
Susan L. Mirdamadi (14)	147,581	*
Alice G. Givens (15)	45,300	*
All directors and executive officers as a group (12 persons)	2,309,919	8.06%

*	Less than one percent
(1)

Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from April 17, 2020 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. The amounts also include unvested shares of restricted stock for certain executive officers and directors, as specified in the applicable footnotes. The business address of each of our Named Executive Officers and directors is 1030 W. Canton Avenue, Suite 100, Winter Park, Florida 32789.

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(2)

The information provided in the table and the information below reflects information reported on Schedule 13G/A dated February 3, 2020 filed by BlackRock, Inc., which has sole voting over 4,471,344 shares and sole dispositive power over 4,555,565 shares. The following affiliates of BlackRock, Inc. are included in the filing: BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co Ltd, BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A. and BlackRock Investment Management (Australia) Limited. The business address for the entities is 55 East 52nd Street, New York, New York 10055.

(3)

The information provided in the table and the information below reflects information reported by the stockholder on Schedule 13G/A dated February 10, 2020 filed by The Vanguard Group, which has sole voting power over 58,202 shares, shared voting power over 8,800 shares, sole dispositive power over 1,654,095 shares and shared dispositive power over 63,224 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 54,424 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 12,578 shares as a result of its serving as investment manager of Australian investment offerings. The business address for the entities is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

The information provided in the table and the information below reflects information reported by the stockholder on Schedule 13G/A dated February 12, 2020 filed by Dimensional Fund Advisors LP, which has sole voting power over 1,560,528 shares and sole dispositive power over 1,574,582 shares. According to this filing, Dimensional Fund Advisors LP furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Funds Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares reported, and may be deemed to be the beneficial owner of the shares held by the Funds. All of these securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The business address for the entities is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)

Includes 4,693 shares of restricted stock or restricted stock units that will vest on March 13, 2021; 3,404 shares of restricted stock or restricted stock units that will vest on March 13, 2022; and 2,057 restricted stock units that will vest on March 13, 2023.

(6)

Includes 1,497 shares of restricted stock that will vest on an May 25, 2020; 4,618 shares of restricted stock or restricted stock units that will vest on March 13, 2021; 3,321 shares of restricted stock or restricted stock units that will vest on March 13, 2022; and 2,058 restricted stock units that will vest on March 13, 2023.

(7)

Includes 4,546 shares of restricted stock or restricted stock units that will vest on March 13, 2021; 3,249 shares of restricted stock or restricted stock units that will vest on March 13, 2022; and 1,984 restricted stock units that will vest on March 13, 2023.

(8)

Includes 4,693 shares of restricted stock or restricted stock units that will vest on March 13, 2021; 3,404 shares of restricted stock or restricted stock units that will vest on March 13, 2022; and 2,057 restricted stock units that will vest on March 13, 2023.

(9)

Includes 1,111 shares of restricted stock that will vest pro rata on an annual basis through October 22, 2021; Includes 3,249 shares of restricted stock or restricted stock units that will vest on March 13, 2021; 3,249 shares of restricted stock or restricted stock units that will vest on March 13, 2022; and 1,984 restricted stock units that will vest on March 13, 2023.

(10)

Includes 4,546 shares of restricted stock or restricted stock units that will vest on March 13, 2021; 3,249 shares of restricted stock or restricted stock units that will vest on March 13, 2022; and 1,984 restricted stock units that will vest on March 13, 2023.

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(11)

Includes 62,500 shares of restricted stock that will vest pro rata on an annual basis through June 30, 2021; 4,142 shares of restricted stock that will vest on March 13, 2021; 125,000 shares of restricted stock that will vest pro rata on an annual basis over three years beginning August 10, 2021; 17,129 shares of restricted stock that will vest pro rata on an annual basis through March 13, 2022; 34,178 shares of restricted stock that will vest on March 13, 2021; 39,205 shares that will vest pro rata on an annual basis through March 13, 2023 and 18,138 shares of restricted stock that will vest on March 13, 2022.

(12)

Includes 75,000 shares of restricted stock that will vest pro rata on an annual basis through June 30, 2021; 2,526 shares of restricted stock that will vest on March 13, 2021; 9,859 shares of restricted stock that will vest on March 13, 2021; 4,941 shares of restricted stock that will vest pro rata on an annual basis through March 13, 2022; 4,535 shares of restricted stock that will vest on March 13, 2022; and 9,801 shares of restricted stock that will vest on a pro rata basis through March 13, 2023.

(13)

Includes 75,000 shares of restricted stock that will vest on June 30, 2020; 9,093 shares of restricted stock that will vest on March 13, 2021; 35,492 shares of restricted stock that will vest on March 13, 2021; 12,092 shares of restricted stock that will vest on March 13, 2022; and 26,137 shares of restricted stock that will vest pro rata on an annual basis through March 13, 2023.

(14)

Includes 25,000 shares of restricted stock that will vest pro rata on an annual basis through June 15, 2021; 15,000 shares of restricted stock that will vest pro rata on an annual basis over four years beginning April 25, 2020; 2,021 shares of restricted stock that will vest on March 13, 2021; 10,001 shares of restricted stock that will vest pro rata on an annual basis through February 5, 2022; 8,939 shares of restricted stock that will vest on March 13, 2021; 4,480 shares of restricted stock that will vest pro rata on an annual basis through March 13, 2022; 4,111 shares of restricted stock that will vest on March 13, 2022 and 8,887 shares of restricted stock that will vest pro rata on an annual basis through March 13, 2023.

(15)

Includes 674 shares of restricted stock that will vest on March 13, 2021; 2,629 shares of restricted stock that will vest on March 13, 2021; 1,318 shares of restricted stock that will vest pro rata on an annual basis through March 13, 2022; 10,001 shares of restricted stock that will vest pro rata on an annual basis through August 1, 2022; 3,096 shares of restricted stock that will vest on March 13, 2022; and 6,691 shares of restricted stock that will vest pro rata on an annual basis through March 13, 2023.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers, directors and greater than 10% shareholders file reports of ownership and changes of ownership of common stock with the SEC. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on a review of the SEC-filed ownership reports during fiscal 2019, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ended December 29, 2019, except that four reports were filed late by the Company on behalf of Ms. Alvarez and Mr. King, each reporting a de minimis number of dividend equivalent units awarded on their deferred restricted stock units.

ADDITIONAL INFORMATION

Frequently Asked Questions Regarding Attendance and Voting

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2020 annual meeting of shareholders. You are receiving a proxy statement because you owned shares of our common stock on April 17, 2020 and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

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What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the SEC requires us to provide annually to our shareholders.

If I previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future, which can help us achieve a substantial reduction in our printing and mailing costs. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website: www.proxyvote.com.

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future stockholder meetings unless you revoke it before the meeting by following the instructions on the enclosed proxy card or by calling or sending a written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: Alice G. Givens

1030 W. Canton Avenue, Suite 100

Winter Park, Florida 32789

(407) 333-7440

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker or following the instructions on the enclosed form.

How can I obtain paper copies of the proxy materials, 10-K and other financial information?

Shareholders can access the 2020 proxy statement, Form 10-K and our other filings with the SEC as well as our corporate governance and other related information on the Investor Relations page of our website at www.rhgi.com.

If you elected to receive our stockholder materials via the Internet or via electronic delivery, you may request paper copies by written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: Alice G. Givens

1030 W. Canton Avenue, Suite 100

Winter Park, Florida 32789

(407) 333-7440

We will also furnish any exhibit to the Form 10-K if specifically requested.

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Who is entitled to vote at the meeting?

Holders of common stock, as of the close of business on the record date, April 17, 2020, will receive notice of, and be eligible to vote at, the annual meeting and at any adjournment or postponement of the annual meeting. At the close of business on the record date, we had outstanding and entitled to vote 28,591,751 shares of common stock.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the shareholders. Shareholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or a recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 12:00 noon, and seating will begin at 12:30 P.M. For directions to the meeting, please call Judy Wigginton at (407) 829-3463.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting.

Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum, provided, with regard to broker non-votes, that at least one matter to be voted upon is considered routine such that discretionary authority is available for that matter.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by midnight Eastern Time on June 15, 2020. Please see the proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each stockholder electing to receive stockholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

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Our Board of Directors has designated Michael P. O’Donnell and Arne G. Haak, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will be voted in accordance with the Board’s recommendations for each proposal. Our Board and management do not intend to present any matters at this time at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of shareholders arise, shareholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company before the Annual Meeting commences, returning a new proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by returning new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. We have retained Saratoga Proxy Consulting LLC to assist in the solicitation of proxies at an estimated cost of $6,500 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will shareholders be asked to vote on any other matters?

To our knowledge, shareholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the individuals designated as proxies for shareholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Directors will be elected by a majority of the votes cast at the meeting, in person or by proxy, which means that a nominee for director will be elected to the Board of Directors if the votes cast “FOR” the nominee’s election exceed the votes cast “AGAINST” such nominee’s election. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees. You may not cumulate your votes for the election of directors. If a director nominee fails to receive “FOR” votes representing at least a majority of votes cast and is an incumbent director, our amended and restated Certificate of Incorporation requires the director to promptly tender his or her resignation to our Board of Directors, subject to acceptance by our Board. The Nominating and Corporate Governance Committee of our Board will then recommend to our Board, and our Board will decide, whether to accept or reject the tendered resignation, or whether other action should be taken.

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The approval of the advisory vote on our named executive officer compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Approval requires the affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at the meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal, and broker non-votes will have no effect on the vote for this proposal. Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the voting results in connection with their ongoing evaluation of our compensation program.

The ratification of the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2020 requires the affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at the meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal, and broker non-votes will have no effect on the vote for this proposal.

How are votes counted?

In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of the election. For the advisory resolution on our named executive officer compensation and the ratification of the appointment of KPMG to serve as the Company’s independent auditors for fiscal 2020, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting and, therefore, will have the effect of a vote against the advisory resolution on our named executive officer compensation and the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2020.

If you hold your shares in street name, the Company has supplied copies of its proxy materials for its 2020 annual meeting of shareholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the appointment of KPMG LLP as our independent auditor without receiving voting instructions from you. In contrast, the election of directors and the advisory votes on our named executive officer compensation are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will have no effect on the outcome of the vote for directors or the advisory named executive officer votes.

What happens if a nominee for director declines or is unable to accept election?

If any nominee should become unavailable, which is not anticipated, the persons voting the accompanying proxy may vote for a substitute nominee designated by our Board or our Board may reduce the number of directors.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in a Form 8-K within four business days following the annual meeting.

Stockholder Proposals for the 2021 Meeting

Stockholder proposals intended for inclusion in our proxy statement pursuant to Rule 14a-8 relating to the next annual meeting in 2021 must be received by us no later than December 25, 2020. Any such proposal must comply with Rule 14a-8 under the SEC’s proxy rules.

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Under our bylaws, notice to us of a stockholder nomination or other proposal submitted otherwise than pursuant to Rule 14a-8 must be received at our principal executive offices no earlier than February 16, 2021 and no later than March 18, 2021. If, however, the 2021 Annual Meeting is held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary date of this year’s Annual Meeting, we must receive such notice no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. If not received within this timeframe, the nomination or other proposal will not be placed on the agenda for the meeting.

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RUTH’S HOSPITALITY GROUP, INC. 1030 W. CANTON AVENUE SUITE 100 WINTER PARK, FLORIDA 32789 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR all nominees in proposal 1 and FOR proposals 2 and 3. 1. Election of Directors Nominees For Against Abstain 1a. Michael P. O’Donnell 1b. Robin P. Selati 1c. Giannella Alvarez 1d. Mary L. Baglivo 1e. Carla R. Cooper 1f. Cheryl J. Henry 1g. Stephen M. King 1h. Marie L. Perry For Against Abstain 3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2020. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. For Against Abstain 2. Approval of the advisory resolution on the compensation of the Company’s named executive officers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000464312_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com RUTH’S HOSPITALITY GROUP, INC. PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS June 16, 2020 The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement, appoints Michael P. O’Donnell and Arne G. Haak, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of stock of Ruth’s Hospitality Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 16, 2020, beginning at 1:00 P.M. local time, at Ruth’s Chris Steak House, 610 North Orlando Avenue Highway 17-92, Winter Park, Florida 32789 and any and all adjournments or postponements thereof. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS NAMED IN THIS PROXY. Continued and to be signed on reverse side 0000464312_2 R1.0.1.18